UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

NUTANIX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NUTANIX™

Notice of

2022 Annual Meeting and Proxy Statement

9:00 a.m., Pacific Time
Friday, December 9, 2022
Virtual Meeting Site:
www.virtualshareholdermeeting.com/NTNX2022

Vision

We make hybrid multicloud simple and free customers
to focus on achieving their business outcomes

Mission

Delight customers with an open hybrid multicloud
platform with rich data services to run and manage
any application, anywhere

MESSAGE FROM THE CEO

Dear Stockholders,

Fiscal year 2022 (FY22) was pivotal for us. It provided an important data point in demonstrating the long-term benefits of our subscription business model transition.

Our thoughtful investment and the hard work Nutanix employees have put in over the last couple of years is paying off. In FY22, we achieved 27% year-over-year growth in Annual Contract Value (ACV) billings, >90% Gross Retention Rate (GRR), significant improvement in operating margin, and finally, full-year positive Free Cash Flow for the first time since 2018. These metrics are all signs of a healthy subscription business tracking well towards our long-term financial targets for generating stockholder value.

We also brought in world class talent, continued delivering on our hybrid multicloud roadmap, streamlined our go-to-market engine, nurtured strategic partnerships, and above all continued to delight our customers in a turbulent macroeconomic environment.

Strategic Vision

In today’s IT landscape, every organization has a cloud mandate and is in different stages of this journey. Companies have a growing number of applications (750 million new apps by 2026(1)). These applications run everywhere and generate and consume massive amounts of data – in data centers, at edge sites, and in multiple public clouds, with each of these typically being bespoke environments with their own individual set of management, security and operational tooling. And to boot, there is a scarcity of talent to make this all work. It isn’t an exaggeration to say that most companies are struggling with how to implement, manage and secure this hybrid cloud world.

Nutanix is focused on simplifying this world by hiding the underlying cloud complexities for our customers, freeing them to focus on their business. We are delighting customers with a simple, open, hybrid multicloud software platform with rich data services to build, run, and manage any application. With this platform, companies going digital can modernize their data centers, adopt a cloud operating model for their applications and data, seamlessly extend their environments from their premises into the public cloud, and manage all their data for both existing and modern new applications.

This value proposition is resonating with our customers across the world and they are now looking at us as a strategic partner for their digital transformation, well beyond our roots as a pioneer of hyperconverged infrastructure.

Delivering on Product Strategy

The first step in realizing our vision was to simplify our product portfolio. Nutanix had 15+ product offerings, each individually taken to market with unique pricing and metering. We have now streamlined the portfolio into four key solution areas – cloud infrastructure, cloud management, unified storage, and database services. We also simplified how we price these offerings. As a result, we are beginning to see shorter deal cycles, improved value retention, and customers adopting more of our portfolio. Some of our largest deals in the second half of FY22 were on this new simplified packaging of our portfolio – an early indication of the traction our new offerings are making in the market.

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Second, we are continuing to invest and expand our product leadership across our entire portfolio. With every release, our cloud platform has delivered higher performance, increased resiliency and scale for the most mission-critical workloads, enabling us to broaden our adoption across new and existing customers. We have also extended this goodness from the private cloud to the public cloud through our Nutanix Cloud Clusters (NC2) platform. This offering initially supported Amazon Web Services (AWS) and now includes support for Microsoft Azure starting the first quarter of FY23.

Finally, our product and engineering teams continue to innovate in delivering a rich set of data services to help companies build applications once and run them anywhere. Nutanix Database Service (NDB) is the first such offering and has been adopted by some of the largest companies in the world.

Streamlined Go-To-Market Engine

In FY22, we focused on boosting the productivity of our sales organization, building and scaling our renewals engine, and optimizing our overall go-to-market cost structure to be more in line with our industry peers.

We continued to see increased productivity from our sales teams, driven by simplified pricing and packaging, continued investment in training and enablement, maturing of previously hired reps, and improved leverage from our partners. In parallel, we successfully built a cost-effective renewals engine that executed well even as our renewals business grew significantly. Our GRR continues to be within our target of 90% or greater. In FY23, we will focus on further scaling our renewals engine as renewals continue to grow as a percentage of our overall business.

Our focus on productivity, growth in our renewals business, and expense management and efficiency helped reduce our sales and marketing costs as a percentage of revenue from 89% in FY20 to 62% in FY22, and we expect this trend to continue in FY23.

Profitable Growth: True-North for Nutanix

In FY22, we laid the foundation for the continued evolution of Nutanix toward becoming a profitable, growing cloud subscription software company. In FY23, we plan to continue to build on this foundation, delivering both top-line growth and increasing cash flows, with a combination of an increasing share of efficient renewals, new business growth, and diligent expense management, while continuing to delight customers with our industry-leading hybrid multicloud platform.

Thank you for your continued trust and faith in us.

Rajiv Ramaswami

President and Chief Executive Officer

(1)	IDC, 750 Million New Logical Applications: More Background, doc #US48441921, Dec 2021.
(2)	Certain information contained herein, including projections, may relate to or be based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data are reliable as of the date hereof, they have not been independently verified, and we make no representation as to the adequacy, fairness, accuracy, or completeness of any information obtained from third-party sources.

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Cautionary Note Regarding Forward-Looking Statements. This letter and the accompanying proxy statement contain forward-looking statements, which statements involve substantial risks and uncertainties. Other than statements of historical fact, all statements contained in this proxy statement, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “plan,” “intend,” “could,” “would,” “expect,” or words or expressions of similar substance or the negative thereof, that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. Forward-looking statements included in this letter and the accompanying proxy statement include statements regarding (i) the benefits of our subscription business model transition, (ii) tracking towards our long-term financial targets, (iii) the growing number of applications, (iv) shorter deal cycles, (v) improved value retention, (vi) customer adoption of more of our portfolio, (vii) our new offerings' market traction, (viii) increased productivity from our sales teams, (ix) our Gross Retention Rate, (x) further scaling our renewals engine, (xi) the continued reduction in our sales and marketing costs as a percentage of revenue, and (xii) Nutanix becoming a profitable, growing cloud subscription software company, delivering both top-line growth and increasing cash flows. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs in light of the information currently available to us. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 filed with the Securities and Exchange Commission on September 21, 2022. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

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NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually on
Friday, December 9, 2022

at 9:00 a.m., Pacific Time

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

Internet Visit the website listed on your proxy card

Telephone Call the telephone number on your proxy card

Mail Sign, date, and return your proxy card in the enclosed envelope

Vote during the Meeting Vote online during the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders Meeting to be Held on December 9, 2022: This Notice, the Proxy Statement and the Annual Report are available at www.proxyvote.com.

To the Stockholders of Nutanix, Inc.:

On behalf of our Board of Directors, it is our pleasure to invite you to attend the 2022 annual meeting of stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) of Nutanix, Inc. The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/NTNX2022 on Friday, December 9, 2022 at 9:00 a.m., Pacific Time.

We are holding the Annual Meeting for the following purposes:

Proposals		Board vote recommendation	For further details
1.	Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of Directors	FOR	Page 22
2.	Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirements	FOR	Page 23
3.	Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Eliminate Inoperative Provisions and Update Certain Other Miscellaneous Provisions	FOR	Page 24
4.	Election of Three Class III Directors Named in the Proxy Statement	FOR	Page 26
5.	Ratification of Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal Year 2023	FOR	Page 34
6.	Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	Page 37
7.	Approval of Amendment and Restatement of Amended and Restated 2016 Employee Stock Purchase Plan	FOR	Page 64

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We are also holding the Annual Meeting to conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is October 11, 2022. Only stockholders of record of our Class A common stock at the close of business on the record date may vote at the Annual Meeting.

On or about October 24 , 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report. This notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your notice or proxy card.

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under applicable Delaware corporate law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chair or secretary of the Annual Meeting will convene the meeting at 12:00 p.m. Pacific Time on the date specified above and at our address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on our investor relations website at http://ir.nutanix.com.

By Order of the Board of Directors,

Rajiv Ramaswami

President and Chief Executive Officer

San Jose, California

October 24 , 2022

You are cordially invited to attend the virtual Annual Meeting. YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the Annual Meeting. If your shares are held of record by a broker, bank or other agent and you wish to vote during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

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Table of Contents

PROXY STATEMENT	07

PROXY VOTING ROADMAP	08

CORPORATE GOVERNANCE	15
Board of Directors and Its Committees	15
Environmental, Social, and Governance	20
Nominations Process and Director Qualifications	20
Proposal 1: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of Directors	22
Proposal 2: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirements	23
Proposal 3: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Eliminate Inoperative Provisions and Update Certain Other Miscellaneous Provisions	24
Proposal 4: Election of Directors	26
Director Compensation	31
Certain Relationships and Related Party Transactions	33

AUDIT COMMITTEE MATTERS	34
Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm	34
Report of the Audit Committee	35

EXECUTIVE OFFICERS	36

EXECUTIVE COMPENSATION	37
Proposal 6: Advisory Vote to Approve the Compensation of Our Named Executive Officers	37
Compensation Discussion and Analysis	37
Executive Compensation Tables	54
Employment Arrangements	58
CEO Pay Ratio	62
Equity Compensation Plan Information	63

ADDITIONAL PROPOSALS	64
Proposal 7: Approval of Amendment and Restatement of Amended and Restated 2016 Employee Stock Purchase Plan	64

STOCK OWNERSHIP INFORMATION	70
Security Ownership of Certain Beneficial Owners and Management	70

OTHER MATTERS	72

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	73
APPENDIX A – Key Performance Measures and Non-GAAP Financial Measures	A-1
APPENDIX B – Proposed Amended & Restated Certificate of Incorporation	B-1
APPENDIX C – Proposed Amended & Restated 2016 Employee Stock Purchase Plan	C-1

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PROXY STATEMENT

For the 2022 Annual Meeting of Stockholders

To Be Held on Friday, December 9, 2022 at 9:00 a.m., Pacific Time

Our Board of Directors is soliciting your proxy to vote at the 2022 annual meeting of stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) of Nutanix, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/NTNX2022 on Friday, December 9, 2022 at 9:00 a.m., Pacific Time.

For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2022, to our stockholders primarily via the Internet. On or about October 24 , 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

Only stockholders of record of our Class A common stock at the close of business on October 11, 2022, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On the record date, there were 230,085,836 shares of Class A common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for examination during normal business hours for a period of ten days ending on the day before the Annual Meeting at our principal place of business at 1740 Technology Dr., Suite 150, San Jose, California 95110.

A copy of our Annual Report on Form 10-K for the fiscal year ended July 31, 2022, which was filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2022, accompanies this proxy statement. You also may obtain, without charge, copies of this proxy statement and our Annual Report by writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110 or by following the directions set forth in the Notice.

In this proxy statement, we refer to Nutanix, Inc. as “Nutanix,” “we,” “us” or “our company” and the Board of Directors of Nutanix, Inc. as “our Board.” The content of any websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.

     2022 PROXY STATEMENT     07

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PROXY VOTING ROADMAP

This roadmap highlights certain information contained elsewhere in this proxy statement. This roadmap does not contain all of the information that you should consider, and we encourage you to read the entire proxy statement before voting.

Annual Meeting Information

Time and Date	Virtual Meeting Site	Record Date
9:00 a.m. Pacific Time Friday, December 9, 2022	www.virtualshareholdermeeting.com/NTNX2022	October 11, 2022

Proposal 1: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Declassify the Board of Directors and Provide for the Annual Election of Directors (See Page 22)

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 1.

Our Board is currently comprised of eight members. In accordance with our amended and restated certificate of incorporation (our “Current Charter”), our Board is divided into three classes with staggered three-year terms. After considering the advantages and disadvantages of declassification, our Board has determined it is advisable and in the best interests of our company and our stockholders to amend and restate our Current Charter, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), to phase out of the classified board structure so that our Board is fully declassified by the 2025 annual meeting of stockholders. The text of the amendment and restatement of our Current Charter (the “Proposed Charter”) is attached as Appendix B to this proxy statement and incorporated herein by reference.

If this proposal is approved by our stockholders, commencing with the election of directors at our next annual meeting, all directors whose terms are expiring shall be elected annually for terms of one year, and each director elected after this Annual Meeting shall hold office until the next succeeding annual meeting of stockholders and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. To ensure a smooth transition to the new declassified structure of our Board and to permit the current directors to serve out the three-year terms to which the stockholders elected such directors, this proposal will not shorten the term of any director elected before this Annual Meeting or at this Annual Meeting. Thus, at the 2023 annual meeting of stockholders, if re-nominated, the Class I directors would be up for re-election for one-year terms and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. At the 2024 annual meeting of stockholders, the Class I and Class II directors will be up for re-election for one-year terms and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. At the 2025 annual meeting of stockholders, all directors will be up for re-election for one-year terms and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

This proposal, if approved, would not change our Board’s authority to change the present number of directors and to fill any vacancies or newly created directorships. Any director appointed to fill newly created director seats or vacancies would hold office for the remaining term of his or her predecessor.

In addition, a provision in a Delaware corporation’s organizational documents that provides that a director may only be removed “for cause” by the stockholders is not valid if the corporation has a nonclassified board of directors. As a result, the Proposed Charter provides that directors may be removed in accordance with relevant Delaware law principles.

     2022 PROXY STATEMENT     08

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This proposal is a result of our Board’s ongoing review of our corporate governance policies. A classified board structure can be viewed as diminishing a board’s accountability to stockholders because such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure and provides stockholders a more active role in shaping and implementing corporate governance policies. Our Board believes that approval of a phase out of the classified board structure will ensure a smooth transition to the new declassified structure of our Board. Our Board believes that it is in the best interests of our company and our stockholders to approve the Proposed Charter to further adopt best-in-class corporate governance practices and to declassify our Board and provide for the annual election of directors. Accordingly, our Board unanimously recommends a vote FOR the approval of the Proposed Charter.

Approval of Proposal 1 requires FOR votes from the holders of a 66⅔% of the voting power of the outstanding shares of our capital stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Approval of Proposal 1 is also conditioned on the approval of Proposals 2 and 3. If either Proposal 2 or 3 is not approved, our Board will not implement Proposal 1, even if it is approved by the requisite vote of our stockholders.

If any of Proposals 1, 2 or 3 is not approved by the requisite vote of our stockholders, then the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and our Current Charter will remain in place and our Board will remain classified.

Proposal 2: Approval of Amendment And Restatement of Amended And Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirements (See Page 23)

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 2.

In addition to the proposed amendment to our Current Charter to declassify our Board, we are also seeking stockholder approval of the amendment and restatement of our Current Charter to further improve the quality of our corporate governance by reducing certain voting requirements. Our Current Charter requires the affirmative vote of the holders of at least 66⅔% in voting power of the then outstanding shares of our capital stock entitled to vote, voting together as a single class, for stockholders to approve certain amendments to our Current Charter, for stockholders to amend our bylaws and for stockholders to remove directors for cause (together, the “supermajority voting requirements”). We are seeking stockholder approval to eliminate these supermajority voting requirements from our Current Charter and to replace such requirements with a majority voting standard. The text of the Proposed Charter is attached as Appendix B to this proxy statement and incorporated herein by reference.

If this proposal is approved by our stockholders, the voting standard for stockholder approval of any future amendments to the Proposed Charter or our bylaws and for stockholders to remove directors, would be by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our stock entitled to vote thereon, voting together as a single class, which is the default voting standard under the DGCL. Our Board of Directors will retain the right to amend, alter, change, or repeal any provision of our certificate of incorporation and bylaws without seeking approval of our stockholders, where permitted by the DGCL.

This proposal is a result of our Board’s ongoing review of our corporate governance policies. Our Board believes that it is in the best interests of our company and our stockholders to eliminate the supermajority voting requirements in order to further enhance stockholder input, feedback and engagement through the annual stockholder meeting process. Accordingly, our Board unanimously recommends a vote FOR the approval of the Proposed Charter.

Approval of Proposal 2 requires FOR votes from the holders of a 66⅔% of the voting power of the outstanding shares of our capital stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Approval of Proposal 2 is also conditioned on the approval of Proposals 1 and 3. If either Proposal 1 or 3 is not approved, our Board will not implement Proposal 2, even if it is approved by the requisite vote of our stockholders.

If any of Proposals 1, 2 or 3 is not approved by the requisite vote of our stockholders, then the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and our Current Charter will remain in place.

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Proposal 3: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Eliminate Inoperative Provisions and Update Certain Other Miscellaneous Provisions (See Page 24)

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 3.

In addition to the proposed amendment to our Current Charter to declassify our Board and eliminate the supermajority voting requirements, we are also seeking stockholder approval of the amendment and restatement of our Current Charter to remove historical references to Class B common stock and make certain other clarifying changes and updates, which we believe do not substantively affect stockholder rights. In connection with the completion of our initial public offering, we adopted a dual class stock structure and authorized both Class A common stock and Class B common stock. In January 2022, all outstanding shares of Class B common stock automatically converted into the same number of shares of Class A common stock pursuant to the terms of our Current Charter. In connection with this conversion, we filed a certificate of retirement effecting the retirement of the shares of Class B common stock that were issued but no longer outstanding, which had the effect of amending our Current Charter such that the Company’s total authorized shares of capital stock were reduced by the number of retired shares of Class B stock. We are now seeking stockholder approval of the amendment and restatement of our Current Charter to remove all provisions related to Class B common stock, and make certain other clarifying changes and updates, which we believe do not substantively affect stockholder rights. The text of the Proposed Charter is attached as Appendix B to this proxy statement and incorporated herein by reference.

If this proposal is approved by our stockholders, all references to Class B common stock will be removed from our Current Charter and other clarifying changes and updates will be made.

This proposal is a result of our Board’s desire to streamline our Current Charter and remove historical provisions that are no longer applicable. Our Board believes that it is in the best interests of our company and our stockholders to approve the Proposed Charter in order to remove provisions related to Class B common stock and make certain other clarifying changes and updates. Accordingly, our Board unanimously recommends a vote FOR the approval of the Proposed Charter.

Approval of Proposal 3 requires FOR votes from the holders of a 66⅔% of the voting power of the outstanding shares of our capital stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Approval of Proposal 3 is also conditioned on the approval of Proposals 1 and 2. If either Proposal 1 or 2 is not approved, our Board will not implement Proposal 3, even if it is approved by the requisite vote of our stockholders.

If any of Proposals 1, 2 or 3 is not approved by the requisite vote of our stockholders, then the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and our Current Charter will remain in place.

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Proposal 4: Election of Three Class III Directors (See Page 26)

OUR BOARD RECOMMENDS A VOTE FOR DAVID HUMPHREY, RAJIV RAMASWAMI, AND GAYLE SHEPPARD AS CLASS III DIRECTORS.

Nominees

Our Class III directors currently consist of David Humphrey, Rajiv Ramaswami, and Gayle Sheppard. Mr. Humphrey, Mr. Ramaswami, and Ms. Sheppard have each been nominated to continue to serve as Class III directors, and each of them has agreed to stand for re-election at the Annual Meeting. The following provides summary information about each Class III director nominee.

Name	Age	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Security and Privacy Committee	Independent?	Director Since
David Humphrey	45						2020
Rajiv Ramaswami President and CEO	56						2020
Gayle Sheppard	69						2022

Member

Corporate Governance Highlights

Board Composition	• 7 out of our 8 directors are independent. • 2 out of 8 directors are women.
Average Tenure	• Average tenure of our Board is 3.1 years.
Independent Chair of our Board	• We have an independent Chair of our Board.
Independent Board Committees

•  We have an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which is composed entirely of independent directors.

•  In March 2022, our Board established the Security and Privacy Committee, which is composed entirely of independent directors, to assist our Board in its oversight of our management of technology and information security risks and compliance with data protection and privacy laws.

Single Voting Class; One Share, One Vote	• In January 2022, we eliminated our dual-class stock structure resulting in a single class of common stock with equal voting rights. • Each share of our Class A common stock is entitled to one vote.
Majority Voting Standard; Irrevocable Offer to Resign

•  In October 2022, we introduced majority voting in uncontested director elections.

•  Directors tender an irrevocable offer to resign if they do not receive majority vote and our Board will accept such offer to resign absent a compelling reason.

     2022 PROXY STATEMENT     11

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Annual Board and Committee Self-Assessments	• Our Board and its committees conduct annual self-assessments.
No “Poison Pill”	• We do not have a stockholder rights plan, or “poison pill,” in place.
Annual Auditor Ratification	• Stockholders have the opportunity to ratify the Audit Committee’s selection of our independent registered public accounting firm annually.
Executive Sessions	• Directors regularly hold executive sessions without management present.
Stock Ownership Guidelines	• Directors are subject to stock ownership guidelines.

Our Board believes that it is in the best interests of our company and our stockholders to approve the appointment of David Humphrey, Rajiv Ramaswami, and Gayle Sheppard to three-year terms as Class III directors. Accordingly, our Board unanimously recommends a vote FOR the approval of the election of three Class III directors.

Approval of Proposal 4 requires FOR votes from the holders of a majority of the votes cast. Withhold votes and broker non-votes have no legal effect on the outcome.

Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm (See Page 34)

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 5.

The Audit Committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023, and has further directed that management submit this selection for ratification by our stockholders at the Annual Meeting. Although ratification by our stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by our stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2021 and 2022.

	Fiscal Year Ended July 31,
	2021 ($)	2022 ($)
Audit fees(1)	3,511,013	3,574,000
Audit-related fees(2)	210,000	—
Tax fees(3)	600,018	548,816
TOTAL FEES	4,321,031	4,122,816
(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

     2022 PROXY STATEMENT     12

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Our Board believes that it is in the best interests of our company and our stockholders to approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023. Accordingly, our Board unanimously recommends a vote FOR the approval of the ratification of our auditors.

Approval of Proposal 5 requires FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 5, but abstentions will have the same effect as a vote AGAINST the proposal.

Proposal 6: Advisory Vote to Approve the Compensation of Our Named Executive Officers (See Page 37)

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 6.

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent.

Our executive compensation program is designed to attract, motivate, and retain highly qualified executive officers who drive our success and to align the interests of our executive officers with the long-term interests of our stockholders. The section “Compensation Discussion and Analysis” provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of the program. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive compensation program.

The say-on-pay vote is advisory, and therefore not binding on us. The say-on-pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board believes that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

Approval of Proposal 6 requires FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 6, but abstentions will have the same effect as a vote AGAINST the proposal.

     2022 PROXY STATEMENT     13

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Proposal 7: Approval of Amendment and Restatement of Amended and Restated 2016 Employee Stock Purchase Plan (See Page 64)

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 7.

At the Annual Meeting, stockholders are being asked to approve the amendment and restatement of our Amended and Restated 2016 Employee Stock Purchase Plan (the “ESPP”) as described below, including to increase the number of shares of our Class A common stock, or the Shares, authorized for sale under the ESPP. The amendment and restatement will be referred to as the ESPP Amendment. The ESPP was initially adopted by our Board in 2015 and was approved by our stockholders in 2016. The ESPP became effective in 2016 in connection with our initial public offering. A prior amendment to the ESPP was approved by our stockholders in 2019.

The ESPP is intended to provide an incentive to our employees who are eligible to participate by allowing them to purchase Shares at a price equal to 85% of the lower of the fair market value of the Share on either the first or last trading day of the applicable purchase period. As a result, the ESPP helps us align our employees’ interests with those of our stockholders and also assists us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, ultimately creating long-term value for our stockholders.

As of the Record Date, 1,363,314 Shares remained available for sale under the ESPP. Due to (i) the increase in our employee population, from approximately 5,340 employees as of July 31, 2019 to approximately 6,450 employees as of July 31, 2022, and (ii) the current rate of shares being purchased under the ESPP, we currently estimate that the remaining Share reserve would only last us through approximately the March 20, 2023 purchase date. As a result, the ESPP Amendment would increase the number of Shares currently available for sale under the ESPP by 12,442,247 Shares, bringing the total number of Shares that remain available for sale under the ESPP to 13,805,561 Shares, which represents approximately 6% of our outstanding Shares as of the close of business on the Record Date. Our company’s stockholders are being asked to approve the ESPP Amendment so that we may continue to operate the ESPP in light of its important role in encouraging equity ownership among our employees and assisting our company to recruit, retain and motivate qualified personnel. Other than the ESPP Amendment and the prior amendment to the ESPP approved by our stockholders in 2019, we have not made any material amendments to the ESPP since it became effective in 2016.

This proposal is a result of our Board’s ongoing review of our employee compensation policies. We believe that participation in our ESPP is important to our employees and key to our ongoing recruiting efforts, and therefore the ESPP Amendment is important to our continued success. Our Board believes that it is in the best interests of our company and our stockholders to approve the ESPP Amendment. Accordingly, our Board unanimously recommends a vote FOR the approval of the ESPP Amendment.

Approval of Proposal 7 requires FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 7, but abstentions will have the same effect as a vote AGAINST the proposal.

If our stockholders do not approve the ESPP Amendment, our ESPP will remain in effect without the ESPP Amendment, but our goals of recruiting, retaining and motivating talented employees will be more difficult to meet.

     2022 PROXY STATEMENT     14

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CORPORATE GOVERNANCE

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders. Our Board has adopted corporate governance guidelines that set forth the role of our Board, director independence standards, Board structure and functions, director selection considerations, and other governance policies. In addition, our Board has adopted written charters for its standing committees (the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Security and Privacy Committee), as well as a code of business conduct and ethics that applies to all of our employees, officers and directors. The Nominating and Corporate Governance Committee reviews the corporate governance guidelines annually and recommends changes to our Board as warranted. The corporate governance guidelines, the committee charters, and the code of business conduct and ethics, and any waivers or amendments to the code of business conduct and ethics, are all available in the “Governance Documents” section of our investor relations website at http://ir.nutanix.com.

Board of Directors and its Committees

Current Composition of the Board of Directors and its Committees

Name	Age	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Security and Privacy Committee	Independent?	Director Since
Class III directors whose terms expire at the Annual Meeting
David Humphrey	45						2020
Rajiv Ramaswami President and CEO	56						2020
Gayle Sheppard	69						2022
Class I directors whose terms expire after fiscal year 2023
Max de Groen	37						2020
Steven J. Gomo	70						2015
Class II directors whose terms expire after fiscal year 2024
Craig Conway	68						2017
Virginia Gambale Chair of the Board	63						2020
Brian Stevens	59						2019

  Chair      Member

Gender and Ethnic Diversity	Independent Directors

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Director Independence

Our Class A common stock is listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC. Under Nasdaq listing rules, a director will only qualify as an “independent director” if (i) the director meets the objective tests for independence set forth in Nasdaq listing rules and (ii) the director does not have a relationship that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under Nasdaq listing rules, compensation committee members must not have a relationship with the company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the company or any of its subsidiaries or be an affiliated person of the company or any of its subsidiaries.

Our Board has undertaken a review of the independence of each of our directors and considered whether each director (i) meets the objective tests for independence set forth in Nasdaq listing rules and (ii) has a material relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As a result of this review, our Board determined that seven out of our eight current directors are independent directors. Our independent directors are Mr. Conway, Mr. de Groen, Ms. Gambale, Mr. Gomo, Mr. Humphrey, Ms. Sheppard, and Mr. Stevens. In addition, our Board determined that former director Ms. Bostrom was an independent director during the time that she served as a director during fiscal year 2022.

Board Diversity Matrix

Board Diversity Matrix (As of September 30, 2022)
Total Number of Directors			8
	Female	Male		Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6		0	0
Part II: Demographic Background
African American or Black	0	0		0	0
Alaskan Native or Native American	0	0		0	0
Asian	0	1		0	0
Hispanic or Latinx	0	0		0	0
Native Hawaiian or Pacific Islander	0	0		0	0
White	2	5		0	0
Two or More Races or Ethnicities	0	0		0	0
LGBTQ+			0
Did Not Disclose Demographic Background			0

     2022 PROXY STATEMENT     16

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Board Leadership Structure

The Nominating and Corporate Governance Committee periodically considers our Board’s leadership structure and makes such recommendations to our Board as the Nominating and Corporate Governance Committee deems appropriate. Our corporate governance guidelines also provide that if our Board does not have an independent Chair of the Board, our Board will appoint a lead independent director.

Currently, our board leadership structure separates the positions of CEO and Chair of the Board. Mr. Ramaswami has served as our President and CEO since December 2020, and Ms. Gambale, an independent director, has served as our Chair of the Board since June 2021. Separating the positions of CEO and Chair of the Board allows our CEO to focus on our day-to-day business, while allowing our Chair of the Board to lead our Board in its oversight of management. Our Board believes that its independence and oversight of management are maintained effectively through this leadership structure, the composition of our Board, and sound corporate governance policies and practices.

Executive Sessions of Non-Employee Directors

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or company management on a periodic basis, but no less than twice a year.

Communications with our Board of Directors

Stockholders or interested parties who wish to communicate with our Board or with an individual director may do so by mail to our Board or the individual director, care of our Chief Legal Officer at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by the Chief Legal Officer, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Chair of the Board.

Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Security and Privacy Committee. The composition and responsibilities of each of these committees are described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee are available in the “Governance Documents” section of our investor relations website at http://ir.nutanix.com/company/esg. Members serve on these committees until their resignation or until otherwise determined by our Board.

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Chair: Steven J. Gomo Members: • Max de Groen • Virginia Gambale

Audit Committee

The Audit Committee is comprised of Mr. de Groen, Ms. Gambale, and Mr. Gomo, each of whom is a non-employee director. Mr. Gomo is the chair of the Audit Committee. Our Board has determined that each member of the Audit Committee satisfies the requirements for independence and financial literacy under applicable SEC rules and Nasdaq listing rules. Our Board has also determined that Messrs. de Groen and Gomo each qualifies as an “audit committee financial expert,” as defined in SEC rules, and satisfies the financial sophistication requirements of Nasdaq. The Audit Committee is responsible for, among other things:

•   selecting and hiring our independent registered public accounting firm;

•   evaluating the performance and independence of our registered public accounting firm;

•   pre-approving the audit and any non-audit services to be performed by our independent registered public accounting firm;

•   reviewing our internal controls and the integrity of our audited financial statements;

•   reviewing the adequacy and effectiveness of our disclosure controls and procedures;

•   overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•   reviewing and discussing with management and the independent registered public accounting firm, our audited and quarterly unaudited financial statements, the results of our annual audit, and our publicly-filed reports;

•   reviewing and discussing with management and the independent registered public accounting firm, our major financial risk exposures and the steps management has taken to monitor and control those exposures;

•   reviewing and overseeing any related person transactions; and

•   preparing the audit committee report in our annual proxy statement.

Chair: Max de Groen Members: • Craig Conway • Gayle Sheppard • Brian Stevens

Compensation Committee

The Compensation Committee is comprised of Mr. Conway, Mr. de Groen, Ms. Sheppard, and Mr. Stevens, each of whom is a non-employee director. Mr. de Groen is the chair of the Compensation Committee. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under applicable SEC rules and Nasdaq listing rules, including a determination that each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for, among other things:

•   reviewing and approving our CEO’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change of control agreements, and any other benefits, compensation or arrangements;

•   administering our equity compensation plans;

•   overseeing our overall compensation philosophy, compensation plans and benefits programs;

•   reviewing the compensation disclosures in our annual proxy statement; and

•   reviewing and monitoring matters related to human capital management, including talent acquisition and retention and diversity.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer or employee of our company. None of our executive officers currently serves, or during fiscal year 2022 has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on the Compensation Committee or our Board.

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Chair: Virginia Gambale Members: • Craig Conway • Steven J. Gomo • David Humphrey

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Mr. Conway, Ms. Gambale, Mr. Gomo, and Mr. Humphrey, each of whom is a non-employee director. Ms. Gambale is the chair of the Nominating and Corporate Governance Committee. Our Board has determined that each member of the Nominating and Corporate Governance Committee meets the requirements for independence under Nasdaq listing rules. The Nominating and Corporate Governance Committee is responsible for, among other things:

•   determining the qualifications required to be a member of our Board and recommending to our Board the criteria to be considered in selecting director nominees;

•   evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;

•   evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•   developing and monitoring a set of corporate governance guidelines;

•   overseeing and periodically reviewing our environmental, social and governance activities, programs and public disclosure; and

•   reviewing and approving conflicts of interest of our directors and officers, other than related-person transactions reviewed by the Audit Committee.

Chair: Brian Stevens Members: • David Humphrey • Gayle Sheppard

Security and Privacy Committee

In March 2022, our Board established the Security and Privacy Committee to assist our Board in its oversight of our management of technology and information security risks and compliance with data protection and privacy laws. The Security and Privacy Committee is comprised of Mr. Humphrey, Ms. Sheppard, and Mr. Stevens, each of whom is a non-employee director. Mr. Stevens is the chair of the Security and Privacy Committee. The Security and Privacy Committee is responsible for, among other things:

•   reviewing information security risk exposures (including cybersecurity and product security risk exposures) and the strategy, systems, controls and processes to monitor and control these risk exposures;

•   reviewing incident response, business continuity and disaster recovery planning and capabilities; and

•   reviewing compliance with applicable global data protection and privacy laws and regulations.

Other Committees

Pursuant to our amended and restated bylaws, our Board may designate other standing or ad hoc committees to serve at the discretion of our Board from time to time. For example, our Board has delegated certain authority to an equity award committee (comprised of Mr. Ramaswami).

Board and Committee Meetings and Attendance

Our Board is responsible for the oversight of our company’s management and strategy and for establishing corporate policies. Our Board and its committees meet throughout the year on a regular basis and also hold special meetings and act by written consent from time to time. During fiscal year 2022, our Board met 12 times, the Audit Committee met 10 times, the Compensation Committee met 8 times, and the Nominating and Corporate Governance Committee met 6 times. The Security and Privacy Committee began meeting formally in fiscal year 2023. During fiscal year 2022, each director attended 75% or more of the aggregate of the meetings of our Board and of the committees on which the director served at the time.

We encourage our directors and nominees for director to attend our annual meeting of stockholders but do not require that they attend. Seven of our eight then-incumbent directors attended our 2021 annual meeting of stockholders.

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Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. Our Board, as a whole, is responsible for determining the appropriate level of risk for our company, assessing the specific risks that we face and reviewing management’s strategies for adequately mitigating and managing the identified risks. Although our Board is responsible for administering this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and addressing risks inherent in their respective areas.

The Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. The Compensation Committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk-taking and evaluates compensation policies and practices that could mitigate such risks. The Security and Privacy Committee monitors our technology and information security risk exposures (including cybersecurity and product security risk exposures).

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal, financial, tax and audit related risks. In addition, management provides the Audit Committee with periodic reports on our compliance programs and investment policy and practices.

Environmental, Social, and Governance

In demonstrating our commitment to environmental, social, and governance issues and the important part they play in our success, we published our second annual Environmental, Social, and Governance Report in 2022. We encourage you to read our Environmental, Social, and Governance Report at http://ir.nutanix.com/company/esg. The report provides a high-level overview on our views, approach to, and performance around environmental, social, and governance matters. The report is not incorporated by reference herein and is not a part of this proxy statement.

Nominations Process and Director Qualifications

Nomination to the Board of Directors

Candidates for nomination to our Board are selected by our Board based on the recommendation of the Nominating and Corporate Governance Committee in accordance with the committee’s charter, our policies, our amended and restated certificate of incorporation and amended and restated bylaws, our corporate governance guidelines, the criteria adopted by our Board regarding director candidate qualifications, and the requirements of applicable law. In recommending candidates for nomination, the Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and amended and restated bylaws, using the same criteria to evaluate all such candidates. A stockholder that wishes to recommend a candidate for election to our Board may send a letter directed to our Chief Legal Officer at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. The letter must include, among other things, the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a representation and undertaking from the candidate to serve a full term on our Board if elected, and information regarding any relationships between the candidate and our company. Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board is set forth above under “Questions and Answers About Proxy Materials and Voting” and in our amended and restated bylaws.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

     2022 PROXY STATEMENT     20

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Bain Board Nomination Rights

In August 2020, we entered into an investment agreement with BCPE Nucleon (DE) SPV, LP (collectively with its affiliates, “Bain”) relating to the issuance and sale to Bain of $750 million in an initial aggregate principal amount of our 2.50% convertible senior notes due 2026. Pursuant to this investment agreement, we appointed two Bain nominees, David Humphrey and Max de Groen, to our Board in September 2020. In general, Bain will continue to be entitled to have two nominees designated to our Board. However, if, at any time, Bain beneficially owns less than 50% of the common stock underlying the convertible senior notes (on an as-converted basis, and assuming full physical settlement), Bain will be entitled to have only one nominee designated to our Board, and if, at any time, Bain beneficially owns less than 25% of the common stock underlying the convertible senior notes (on an as-converted basis, and assuming full physical settlement), Bain will not be entitled to have any nominee designated to our Board. Further, Bain will not have a right to nominate (i) a second member to our Board, if Bain beneficially owns less than 9.09% of all of our common stock then outstanding (on an as-converted basis, and assuming full physical settlement), even if Bain otherwise beneficially owns at least 50% of the common stock underlying the convertible senior notes (on an as-converted basis, and assuming full physical settlement), or (ii) any member to our Board, if Bain collectively beneficially owns less than 4.0% of all of our common stock then outstanding (on an as-converted basis, and assuming full physical settlement), even if Bain otherwise beneficially owns at least 25% of the common stock underlying the convertible senior notes (on an as-converted basis, and assuming full physical settlement).

Director Qualifications

With the goal of developing a diverse, experienced and highly qualified board of directors, the Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board, including qualifications that the committee believes must be met by a committee-recommended nominee for membership on our Board and specific qualities or skills that the committee believes are necessary for one or more of the members of our Board to possess.

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and Nasdaq listing requirements and the provisions of our amended and restated certificate of incorporation, amended and restated bylaws, corporate governance guidelines, and charters of the board committees, the Nominating and Corporate Governance Committee requires the following minimum qualifications to be satisfied by any nominee for a position on our Board: (i) the highest personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing directors, (iv) the ability to assist and support management and make significant contributions to our success, and (v) an understanding of the fiduciary responsibilities that are required of a member of our Board and the commitment of time and energy necessary to diligently carry out those responsibilities. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many other factors including, among other things, the candidates’ character, integrity, judgment, independence, area of expertise, corporate experience, length of service, and potential conflicts of interest, the candidates’ other commitments, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, and the size and composition of our Board and the needs of our Board and its committees. Our Board and the Nominating and Corporate Governance Committee believe that a diverse, experienced and highly qualified board of directors fosters a robust, comprehensive and balanced decision-making process for the continued effective functioning of our Board and success of our company. Accordingly, through the nomination process, the Nominating and Corporate Governance Committee seeks to promote board membership that reflects diversity, factoring in gender, race, ethnicity, differences in professional background, education, skill, and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. The Nominating and Corporate Governance Committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

The brief biographical description of each director set forth in “Proposal 4 – Election of Directors” includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board at this time.

     2022 PROXY STATEMENT     21

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Proposal 1: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation To Declassify the Board of Directors and Provide For the Annual Election of Directors

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 1.

Background

Our Board is currently comprised of eight members. In accordance with our Current Charter, our Board is divided into three classes with staggered three-year terms.

After considering the advantages and disadvantages of declassification, our Board has determined it is advisable and in the best interests of our company and our stockholders to amend and restate our Current Charter, in accordance with the DGCL, to phase out of the classified board structure so that our Board is fully declassified by the 2025 annual meeting of stockholders.

If this proposal is approved by our stockholders, commencing with the election of directors at our next annual meeting, all directors whose terms are expiring shall be elected annually for terms of one year, and each director elected after this Annual Meeting shall hold office until the next succeeding annual meeting of stockholders and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. To ensure a smooth transition to the new declassified structure of our Board and to permit the current directors to serve out the three-year terms to which the stockholders elected the directors, this proposal will not shorten the term of any director elected before this Annual Meeting or at this Annual Meeting. Thus, at the 2023 annual meeting of stockholders, if re-nominated, the Class I directors would be up for re-election for one-year terms and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. At the 2024 annual meeting of stockholders, the Class I and Class II directors will be up for re-election for one-year terms and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. At the 2025 annual meeting of stockholders, all directors will be up for re-election for one-year terms and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

This proposal, if approved, would not change our Board’s authority to change the present number of directors and to fill any vacancies or newly created directorships. Any director appointed to fill newly created director seats or vacancies would hold office for the remaining term of his or her predecessor.

In addition, a provision in a Delaware corporation’s organizational documents that provides that a director may only be removed “for cause” by the stockholders is not valid if the corporation has a nonclassified board of directors. As a result, the Proposed Charter provides that directors may be removed in accordance with relevant Delaware law principles.

Proposed Amendment

The text of the Proposed Charter is attached as Appendix B to this proxy statement and incorporated herein by reference.

Summary and Recommendation of our Board

This proposal is a result of our Board’s ongoing review of our corporate governance policies. A classified board structure can be viewed as diminishing a board’s accountability to stockholders because such structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. Annual voting allows stockholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure and provides stockholders a more active role in shaping and implementing corporate governance policies. Our Board believes that approval of a phase out of the classified board structure will further enhance stockholder input, feedback and engagement through the annual stockholder meeting process.

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Our Board believes that it is in the best interests of our company and our stockholders to approve the Proposed Charter to further adopt best-in-class corporate governance practices and to declassify our Board and provide for the annual election of directors. Accordingly, our Board unanimously recommends a vote FOR the approval of the Proposed Charter.

Vote Required

Approval of Proposal 1 requires FOR votes from the holders of a 66⅔% of the voting power of the outstanding shares of our capital stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Approval of Proposal 1 is also conditioned on the approval of Proposals 2 and 3. If either Proposal 2 or 3 is not approved, our Board will not implement Proposal 1, even if it is approved by the requisite vote of our stockholders.

If Proposals 1, 2 and 3 are approved by the requisite number of our stockholders, we expect to file the Proposed Charter with the Secretary of State of the State of Delaware following the Annual Meeting, which Proposed Charter will become effective at the time of filing.

Notwithstanding the foregoing, at any time prior to the effectiveness of the filing of the Proposed Charter with the Secretary of State of the State of Delaware, our Board reserves the right to abandon the Proposed Charter and not to file the Proposed Charter, even if the Proposed Charter is approved by our stockholders, if our Board, in its discretion, determines that the Proposed Charter is no longer in the best interests of our Company or our stockholders.

If any of Proposal 1, 2 or 3 is not approved by the requisite vote of our stockholders, then the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and our Current Charter will remain in place and our Board will remain classified.

Proposal 2: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Requirements

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 2.

Background

In addition to the proposed amendment to our Current Charter to declassify our Board, we are also seeking stockholder approval of the amendment and restatement of our Current Charter to further improve the quality of our corporate governance by reducing certain voting requirements.

Our Current Charter requires the affirmative vote of the holders of at least 66⅔% in voting power of the then outstanding shares of our capital stock entitled to vote, voting together as a single class, for stockholders to approve certain amendments to our certificate of incorporation, for stockholders to amend our bylaws and for stockholders to remove directors for cause (together, the “supermajority voting requirements”). We are seeking stockholder approval to eliminate these supermajority voting requirements from our Current Charter and to replace such requirements with a majority voting standard.

After considering the advantages and disadvantages of maintaining our current consent threshold, our board of directors has determined it is advisable and in the best interests of the Company and our stockholders to amend and restate our Current Charter to remove the supermajority voting requirements.

If Proposal 2 is approved by our stockholders, the voting standard for stockholder approval of any future amendments to our certificate of incorporation or our bylaws, and for stockholders to remove directors, would be by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our stock entitled to vote thereon, voting together as a single class, which is the default voting standard under the DGCL. Our Board will retain the right to amend, alter, change, or repeal any provision of our certificate of incorporation or our bylaws without seeking approval of our stockholders, where permitted by the DGCL.

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Proposed Amendment

The text of the Proposed Charter is attached as Appendix B to this proxy statement and incorporated herein by reference.

Related Changes to our Bylaws

On October 6, 2022, our Board of Directors approved the amendment and restatement of our amended and restated bylaws in order to, among other things, replace the provision requiring a supermajority vote in order for our stockholders to amend our bylaws with a majority vote threshold.

Summary and Recommendation of our Board

This proposal is a result of our Board’s ongoing review of our corporate governance policies. Our Board believes that it is in the best interests of our company and our stockholders to approve the Proposed Charter in order to eliminate the supermajority voting requirements in order to further enhance stockholder input, feedback and engagement through the annual stockholder meeting process. Accordingly, our Board unanimously recommends a vote FOR the approval of the Proposed Charter.

Vote Required

Approval of Proposal 2 requires FOR votes from the holders of a 66⅔% of the voting power of the outstanding shares of our capital stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Approval of Proposal 2 is also conditioned on the approval of Proposals 1 and 3. If either Proposal 1 or 3 is not approved, our Board will not implement Proposal 2, even if it is approved by the requisite vote of our stockholders.

If Proposals 1, 2 and 3 are approved by the requisite number of our stockholders, we expect to file the Proposed Charter of Amendment with the Secretary of State of the State of Delaware following the Annual Meeting, which Proposed Charter will become effective at the time of filing.

Notwithstanding the foregoing, at any time prior to the effectiveness of the filing of the Proposed Charter with the Secretary of State of the State of Delaware, our Board reserves the right to abandon the Proposed Charter and not to file the Proposed Charter, even if the Proposed Charter is approved by our stockholders, if our Board, in its discretion, determines that the Proposed Charter is no longer in the best interests of our Company or our stockholders.

If any of Proposals 1, 2 or 3 is not approved by the requisite vote of our stockholders, then the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and our Current Charter will remain in place.

Proposal 3: Approval of Amendment and Restatement of Amended and Restated Certificate of Incorporation to Eliminate Inoperative Provisions and Update Certain Other Miscellaneous Provisions

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 3.

Background

In addition to the proposed amendment to our Current Charter to declassify our Board and eliminate the supermajority voting requirements, we are also seeking stockholder approval of the amendment and restatement of our Current Charter to remove historical references to Class B common stock and make certain other clarifying changes and updates, which we believe do not substantively affect stockholder rights. In connection with the completion of our

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initial public offering, we adopted a dual class stock structure and authorized both Class A common stock and Class B common stock. In January 2022, all outstanding shares of Class B common stock automatically converted into the same number of shares of Class A common stock pursuant to the terms of our Current Charter. In connection with this conversion, we filed a certificate of retirement effecting the retirement of the shares of Class B common stock that were issued but no longer outstanding, which had the effect of amending our Current Charter such that the Company’s total authorized shares of capital stock were reduced by the number of retired shares of Class B stock. We are now seeking stockholder approval of the amendment and restatement of our Current Charter to remove all provisions related to Class B common stock, and make certain other clarifying changes and updates, which we believe do not substantively affect stockholder rights.

Proposed Amendment

The text of the Proposed Charter is attached as Appendix B to this proxy statement and incorporated herein by reference.

Summary and Recommendation of our Board

This proposal is a result of our Board’s desire to streamline our Current Charter and remove historical provisions that are no longer applicable. Our Board believes that it is in the best interests of our company and our stockholders to approve the Proposed Charter in order to remove provisions related to Class B common stock and make certain other clarifying changes and updates. Accordingly, our Board unanimously recommends a vote FOR the approval of the Proposed Charter.

Vote Required

Approval of Proposal 3 requires FOR votes from the holders of a 66⅔% of the voting power of the outstanding shares of our capital stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. Approval of Proposal 3 is also conditioned on the approval of Proposals 1 and 2. If either Proposal 1 or 2 is not approved, our Board will not implement Proposal 3, even if it is approved by the requisite vote of our stockholders.

If Proposals 1, 2 and 3 are approved by the requisite number of our stockholders, we expect to file the Proposed Charter with the Secretary of State of the State of Delaware following the Annual Meeting, which Proposed Charter will become effective at the time of filing.

Notwithstanding the foregoing, at any time prior to the effectiveness of the filing of the Proposed Charter with the Secretary of State of the State of Delaware, our Board reserves the right to abandon the Proposed Charter and not to file the Proposed Charter, even if the Proposed Charter is approved by our stockholders, if our Board, in its discretion, determines that the Proposed Charter is no longer in the best interests of our Company or our stockholders.

If any of Proposals 1, 2 or 3 is not approved by the requisite vote of our stockholders, then the Proposed Charter will not be filed with the Secretary of State of the State of Delaware and our Current Charter will remain in place.

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Proposal 4: Election of Directors

OUR BOARD RECOMMENDS A VOTE FOR DAVID HUMPHREY, RAJIV RAMASWAMI, AND GAYLE SHEPPARD AS CLASS III DIRECTORS.

Our Board currently consists of eight members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following their election. Our directors are currently divided into three classes as follows:

•	Class I directors: Steven J. Gomo and Max de Groen, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2023;
•	Class II directors: Craig Conway, Virginia Gambale, and Brian Stevens, whose terms will expire at the annual meeting of stockholders to be held after the end of the fiscal year ending July 31, 2024; and
•	Class III directors: David Humphrey, Rajiv Ramaswami, and Gayle Sheppard, whose terms will expire at the Annual Meeting, unless re-elected.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control of our company. Provided that Proposals 1, 2 and 3 are approved, our classified board structure will be phased out starting with the 2023 annual meeting of stockholders, and at that meeting the directors whose terms are then expiring will be appointed to serve for a one-year term instead of a three-year term.

Mr. Humphrey, Mr. Ramaswami, and Ms. Sheppard have each been nominated to continue to serve as Class III directors for a three-year term, and each of them has agreed to stand for re-election at the Annual Meeting. Our management has no reason to believe that Mr. Humphrey, Mr. Ramaswami, or Ms. Sheppard will be unable to serve as Class III directors. If elected at the Annual Meeting, Mr. Humphrey, Mr. Ramaswami, and Ms. Sheppard would each serve until the annual meeting of stockholders to be held after the end of fiscal year 2025 and until his or her successor has been duly elected, or if sooner, until his or her death, resignation or removal.

Vote Required

Directors are elected by the affirmative vote of a majority of the votes cast, meaning that the number of shares voted FOR a director’s election exceeds the number of votes cast AGAINST such director’s election. Withhold votes and broker non-votes have no legal effect on the outcome. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. In October 2022, we amended and restated our Amended and Restated Bylaws to provide for majority voting in uncontested director elections and updated our corporate governance guidelines to require directors to tender an irrevocable offer to resign if they do not receive majority vote and our Board to accept such offer to resign absent a compelling reason.

Nominees

The Nominating and Corporate Governance Committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in various areas. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our Board to recommend them for board service.

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Class III Nominees for Re-Election at the Annual Meeting

David Humphrey
Age: 45 Director since: 2020 Independent Committees: • Nominating and Corporate Governance • Security and Privacy	Other public boards in the past five years: • NortonLifeLock Inc. (2016-2021) • Genpact Limited (2012-2019)

Professional background

Mr. Humphrey is currently a managing director in the Technology, Media and Telecommunications Vertical and Co-Head of Bain Capital’s North America Private Equity businesses. Prior to joining Bain Capital Private Equity, Mr. Humphrey was an investment banker in the mergers and acquisitions group at Lehman Brothers where he advised companies on mergers and acquisitions across a range of industries. Mr. Humphrey previously served as a member of the boards of directors of NortonLifeLock Inc. (formerly known as Symantec Corporation), a cybersecurity software and services company, from August 2016 until January 2021, Genpact Limited, an IT services company, from October 2012 to November 2019, and Bright Horizons Family Solutions Inc., a child-care services company, from May 2008 to June 2017. Mr. Humphrey currently also serves on the board of directors of several private companies.

Education

B.A. in Economics from Harvard College; M.B.A. from Harvard Business School.

Key skills and experience

Our Board believes that Mr. Humphrey is qualified to serve as a member of our Board because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of various technology companies.

Rajiv Ramaswami
Age: 56 Director since: 2020 President and CEO Committees: • None	Other public boards in the past five years: • NeoPhotonics Corporation (2014-2022)

Professional background

Mr. Ramaswami has served as our President and Chief Executive Officer since December 2020. A seasoned technology industry executive, Mr. Ramaswami has more than 30 years of experience spanning software, cloud services, and network infrastructure. He brings to our company a proven track record of building and scaling enterprises and teams, having a strong customer-centric approach, operational execution and developing innovative products and solutions to drive growth and value creation. Prior to joining Nutanix, Mr. Ramaswami served as Chief Operating Officer of Products and Cloud Services at VMware from October 2016 until December 2020. From April 2016 to October 2016, Mr. Ramaswami led VMware’s Networking and Security business as Executive Vice President and General Manager. Mr. Ramaswami served as Executive Vice President and General Manager, Infrastructure and Networking at Broadcom from February 2010 to January 2016, where he established Broadcom as a leader in data center, enterprise, and carrier networking. Prior to Broadcom, he served in multiple General Manager roles at Cisco across switching, data center, storage and optical networking business units. Earlier in his career, he held various leadership positions at Nortel, Tellabs, and IBM. Mr. Ramaswami also served as a member of the board of directors of NeoPhotonics Corporation, a manufacturer of telecommunications circuits, from March 2014 to August 2022. Mr. Ramaswami is an Institute of Electrical and Electronics Engineers Fellow and holds 36 patents, primarily in optical networking.

Education

B.Tech. in Electrical Engineering from the Indian Institute of Technology, Madras; M.S. and Ph.D. in Electrical Engineering from the University of California, Berkeley.

Key skills and experience

Our Board believes that Mr. Ramaswami’s extensive business experience and expertise in the technology industry, gained from his executive leadership roles at other technology companies, as well as the perspective and experience that Mr. Ramaswami brings as our President and Chief Executive Officer, uniquely qualify him to serve on our Board.

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Gayle Sheppard
Age: 69 Director since: 2022 Independent Committees: • Compensation • Security and Privacy	Other public boards in the past five years: • Envista Holdings Corporation (2020-2021)

Professional background

Ms. Sheppard currently serves as Corporate Vice President and Chief Technology Officer for Microsoft Asia where she is responsible for establishing the vision, strategy and execution programs for customer and partner co-innovation and digital transformation. Prior to her current role, Ms. Sheppard served as the Head of Global Expansion and Digital Transformation for Microsoft Cloud and AI, where she was responsible for the vision, strategy, and long-range P&L for growing Microsoft’s global Cloud Services and working with customers who are implementing multiyear digital innovation and modernization strategies and as the Corporate Vice President of Azure Data at Microsoft. Earlier in her career, she served as Vice President and General Manager of the Saffron AI/ML Division, Intel Corporation, and held various leadership positions at Saffron Technology, Inc., Ketera Technologies, Inc., and J.D. Edwards, Inc. She has founded, created, or contributed to start-up and Fortune 100 companies focused on Artificial Intelligence platforms, solutions in business and consumer markets, and digitization of business in a wide variety of industries. Ms. Sheppard previously served as a member of the board of directors of Envista Holdings Corporation, a medical technology holding company, from July 2020 until November 2021.

Education

B.S. in Business Administration from University of South Florida.

Key skills and experience

Our Board believes that Ms. Sheppard is qualified to serve as a member of our Board based on her extensive global business experience and deep technology expertise.

Class I Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2023

Steven J. Gomo
Age: 70 Director since: 2015 Independent Committees: • Audit (Chair) • Nominating and Corporate Governance	Other public boards in the past five years: • Enphase Energy, Inc. (since 2011) • Micron Technology, Inc. (since 2018)

Professional background

Mr. Gomo previously served as Executive Vice President, Finance and Chief Financial Officer of NetApp, Inc., a computer storage and data management company from October 2004 until December 2011, as well as Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004. He has served as a member of the board of directors of Enphase Energy, Inc., a solar energy management device maker, since March 2011; a member of the board of directors of Micron Technology, Inc., a developer and manufacturer of semiconductor memory products, since October 2018; and a member of the board of directors of Solaria Corporation, a private provider of advanced solar energy products, since October 2019. Mr. Gomo also previously served on the board of directors of NetSuite Inc., a business management software company, from March 2012 until it was acquired by Oracle Corporation in November 2016, and SanDisk Corporation, a flash memory storage solutions and software company, from December 2005 until the company was acquired by Western Digital Corporation in May 2016.

Education

B.S. in Business Administration from Oregon State University; M.B.A. from Santa Clara University.

Key skills and experience

Our Board believes that Mr. Gomo is qualified to serve as a member of our Board because of his substantial corporate governance, operational and financial expertise gained from holding various executive positions at publicly-traded technology companies and from serving on the board of directors of several public companies.

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Max de Groen
Age: 37 Director since: 2020 Independent Committees: • Audit • Compensation (Chair)	Other public boards in the past five years: • None

Professional background

Mr. de Groen joined Bain Capital in 2011 and is currently a managing director in the Technology Vertical at Bain. Prior to joining Bain Capital Private Equity, Mr. de Groen was a consultant at The Boston Consulting Group, where he consulted in healthcare, financial services, and technology practice areas. Mr. de Groen currently serves on the board of directors of several private companies.

Education

B.S. in Finance from the University of Minnesota; M.B.A. from Harvard Business School.

Key skills and experience

Our Board believes that Mr. de Groen is qualified to serve as a member of our Board because of his significant corporate finance and business expertise gained from his experience in the venture capital and IT industries, including his time spent serving on the boards of directors of technology companies.

Class II Directors Continuing in Office Until the Annual Meeting of Stockholders After the End of the Fiscal Year Ending July 31, 2024

Craig Conway
Age: 68 Director since: 2017 Independent Committees: • Compensation • Nominating and Corporate Governance	Other public boards in the past five years: • Salesforce, Inc. (since 2005) • Guidewire Software, Inc. (2010-2019)

Professional background

Mr. Conway previously served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company, from 1999 to 2004. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from 1996 to 1999 and TGV Software from 1993 to 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies, including Executive Vice President at Oracle Corporation. Mr. Conway has served as a member of the board of directors of Salesforce, Inc. (formerly known as salesforce.com, inc.), a cloud-based customer relationship management company, since October 2005. Mr. Conway previously served as a director of Advanced Micro Devices, Inc., a semiconductor company, from September 2009 until May 2013, and Guidewire Software, Inc., a provider of software products to insurance companies, from December 2010 until January 2019.

Education

B.S. in Computer Science and Mathematics, the State University of New York at Brockport.

Key skills and qualifications

Our Board believes that Mr. Conway is qualified to serve as a member of our Board based on his extensive and broad management experience, gained from his background as the president and chief executive officer of multiple technology companies and from serving on the board of directors of several public companies.

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Virginia Gambale
Age: 63 Director since: 2020 Independent Chair of the Board since June 2021 Committees: • Audit • Nominating and Corporate Governance (Chair)

Other public boards in the past five years:

•  FD Technologies plc (since 2015)

•  Virtu Financial, Inc. (since 2020)

•  Jamf Holding Corp. (since 2021)

•  Regis Corporation (2018-2021)

•  JetBlue Airways Corporation (2006-2021)

Professional background

Ms. Gambale is Managing Partner of Azimuth Partners LLC, a technology advisory firm facilitating the growth and adoption of emerging technologies for financial services, consumer and technology companies. Prior to founding Azimuth Partners in 2003, Ms. Gambale held senior management positions at Merrill Lynch, Bankers Trust, Deutsche Bank and Marsh & McLennan. She was also the Head of Deutsche Bank Strategic Ventures, and subsequently a General Partner at Deutsche Bank Capital and ABS Ventures until founding Azimuth Partners. Ms. Gambale has also served on the boards of directors of: FD Technologies plc (formerly known as First Derivatives plc), a provider of software and consulting services, since March 2015; Virtu Financial, Inc., a financial services company, since January 2020; Jamf Holding Corp., a provider of Apple enterprise management, infrastructure and security platform, since May 2021; 10x Banking Technology Services Ltd., a private financial technology firm, since March 2022; and Avellino Lab USA, Inc., a private molecular diagnostics company, since June 2022. She also previously served on numerous international public and private boards, including Core BTS, Regis Corporation, JetBlue Airways, Piper Jaffray, Workbrain, Synchronoss Technologies, and IQ Financial.

Education

B.S. in Mathematics and Computer Science from the New York Institute of Technology.

Key skills and qualifications

Our Board believes Ms. Gambale is qualified to serve as a member of our Board because of her extensive prior experience in senior leadership positions in finance and technology, as well as her time spent serving on the boards of numerous public and private companies.

Brian Stevens
Age: 59 Director since: 2019 Independent Committees: • Compensation • Security and Privacy (Chair)	Other public boards in the past five years: • Genpact Limited (since 2020)

Professional background

Mr. Stevens has served as Chief Executive Officer of Neuralmagic, Inc., a private machine learning company, since March 2021, and as its Executive Chairman from July 2019 until March 2021. Mr. Stevens has also served as a member of the board of directors of Genpact Limited, an IT services company, since May 2020. He previously served as Chief Technology Officer from April 2017 to May 2019 and as Vice President of Product from September 2014 to May 2019 of Google Cloud, where he was responsible for leading the technology vision for Google’s public cloud offering. Prior to Google, from November 2001 until September 2014, Mr. Stevens served in various positions at Red Hat, Inc., an open source solutions company, including as Chief Technology Officer and Executive Vice President of Worldwide Engineering from September 2013 until September 2014. Mr. Stevens has also served on various boards in the past, including the American Red Cross, IEEE, Pentaho, Data Gravity, and the Open Stack Foundation.

Education

B.S. in Computer Science from the University of New Hampshire; M.S. in Computer Systems from Rensselaer Polytechnic Institute.

Key skills and experience

Our Board believes Mr. Stevens is qualified to serve as a member of our Board because of his extensive business experience and expertise in our industry, gained from his substantial leadership roles as well as his time spent serving on the boards of other technology companies.

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Director Compensation

Non-Employee Director Compensation Policy

Members of our Board who are not employees or officers of our company (“non-employee directors”) receive compensation for their service.

The Compensation Committee reviews the total compensation of our non-employee directors and each element of our outside director compensation policy annually. At the direction of the Compensation Committee, Compensia, Inc. (“Compensia”), a nationally recognized compensation consulting firm, annually analyzes the competitive position of our outside director compensation policy against the peer group used for executive compensation purposes. For a more detailed description of the role of Compensia, the Compensation Committee’s independent compensation consultant, please refer to the section titled “Executive Compensation – Compensation Discussion and Analysis – Compensation-Setting Process – Role of Compensation Consultant.” Under our amended and restated outside director compensation policy, each non-employee director is entitled to receive (i) an annual RSU award on the date of each annual meeting of stockholders with a total dollar value of $250,000 for the director’s service as a board member and (ii) annual cash retainers, payable quarterly in arrears, for the director’s service as follows:

Annual RSU Award
Board Member		$250,000

Annual Cash Retainer
Board Member		$50,000

Additional Annual Cash Retainers
Board Chair		$87,500	(1)
Lead Independent Director		$47,500

Additional Annual Cash Retainers for Committee Service	Chair	Member
Audit Committee	$30,000	$12,500
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$15,000	$7,500
Security and Privacy Committee	$15,000	$7,500

(1)	In September 2022, the additional annual cash retainer for service as Board Chair was increased to $107,500.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending board and committee meetings.

Our 2016 Equity Incentive Plan provides that, in any fiscal year, none of our non-employee directors may be granted cash-settled awards with a grant date fair value of more than $750,000 (or, in connection with a director’s initial service, $1.5 million) or stock-settled awards with a grant date fair value of more than $750,000 (or, in connection with a director’s initial service, $1.5 million).

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Fiscal Year 2022 Director Compensation Table

The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director for all or a portion of the fiscal year ended July 31, 2022 or a portion thereof. Mr. Ramaswami, our President and CEO, did not receive compensation for his service as a director. The compensation received by Mr. Ramaswami as an employee is shown in “Executive Compensation – Executive Compensation Tables – Fiscal Year 2022 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Susan L. Bostrom(2)	21,288	241,793	—	—	—	—	263,081
Craig Conway	46,890	241,793	—	—	—	—	288,683
Max de Groen	58,014	241,793	—	—	—	—	299,807
Virginia Gambale	137,425	241,793	—	—	—	—	379,218
Steven J. Gomo	56,096	241,793	—	—	—	—	297,889
David Humphrey	42,124	241,793	—	—	—	—	283,917
Gayle Sheppard(3)	31,288	194,883	—	—	—	—	226,171
Brian Stevens	47,178	241,793	—	—	—	—	288,971
(1)	The amounts reported in this column represent the aggregate grant date fair value of the RSUs granted, as computed in accordance with ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2022 filed with the SEC on September 21, 2022. These amounts do not necessarily reflect the actual economic value that may ultimately be realized by the director.
(2)	Ms. Bostrom resigned from our Board on March 30, 2022.
(3)	Ms. Sheppard was appointed to our Board on January 28, 2022 and received a prorated annual RSU grant under our amended and restated outside director compensation policy.

Outstanding Director Equity Awards at Fiscal Year 2022 Year-End Table

Our non-employee directors held the following outstanding option and RSU awards as of July 31, 2022. The table excludes Mr. Ramaswami, whose outstanding awards are reflected in the section titled “Executive Compensation –Executive Compensation Tables – Outstanding Equity Awards at Fiscal Year 2022 Year-End Table.”

Name	# of Outstanding Options (in shares)	# of Outstanding RSUs (in shares)
Susan L. Bostrom(1)	—	—
Craig Conway	—	7,365
Max de Groen	—	7,365
Virginia Gambale	—	7,365
Steven J. Gomo	—	7,365
David Humphrey	—	7,365
Gayle Sheppard(2)	—	7,484
Brian Stevens	—	7,365
(1)	Ms. Bostrom resigned from our Board on March 30, 2022, and as a result, all of her remaining unvested RSUs were terminated in full.
(2)	Ms. Sheppard was appointed to our Board on January 28, 2022.

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Stock Ownership Guidelines

Our stock ownership guidelines provide that each non-employee director is expected to attain a minimum share ownership position with an aggregate value equal to the value of his or her annual equity award for service on our Board (not including any equity awards for serving as lead independent director or a member or chair of any committees) as follows: (i) for Mr. Conway and Mr. Gomo, by our 2020 annual meeting of stockholders, (ii) for Mr. Stevens, who joined our Board in June 2019, by the Annual Meeting, (iii) for each of Ms. Gambale and Messrs. de Groen and Humphrey, who joined our Board in June 2020, September 2020, and September 2020, respectively, by the annual stockholders meeting to occur after our fiscal year ending July 31, 2023, (iv) for Ms. Sheppard, by the annual stockholders meeting to occur after our fiscal year ending July 31, 2025, and (v) for any new directors, by the fourth annual stockholders meeting after the date such director joined our Board.

Certain Relationships and Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed in the sections titled “Corporate Governance - Director Compensation” and “Executive Compensation,” the following is a description of each transaction since August 1, 2021 and each currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, nominees for election as directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or entities affiliated with them, or any immediate family members of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Equity Awards to Executive Officers and Directors

We have granted equity awards to our named executive officers. For a description of these stock awards, see the section titled “Executive Compensation – Executive Compensation Tables – Outstanding Equity Awards at Fiscal Year 2022 Year-End Table.”

Policies and Procedures for Related Party Transactions

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related party transaction with us without the consent of the Audit Committee, subject to the exceptions described below.

In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The Audit Committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues in any fiscal year, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the Audit Committee and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

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AUDIT COMMITTEE MATTERS

Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 5.

The Audit Committee has re-appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023 and has further directed that management submit this selection for ratification by our stockholders at the Annual Meeting. Although ratification by our stockholders is not required by law, we have determined that it is good practice to request ratification of this selection by our stockholders. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the Audit Committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Deloitte & Touche LLP audited our financial statements for the fiscal years ended July 31, 2020, 2021 and 2022. Representatives of Deloitte & Touche LLP are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, our Board may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders. Our Board unanimously recommends a vote FOR the approval of the ratification of our auditors.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the effect of a vote AGAINST  the proposal and broker non-votes will have no effect.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2021 and 2022.

	Fiscal Year Ended July 31,
	2021 ($)	2022 ($)
Audit fees(1)	3,511,013	3,574,000
Audit-related fees(2)	210,000	—
Tax fees(3)	600,018	548,816
TOTAL FEES	4,321,031	4,122,816
(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

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Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, retaining and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.

All of the services provided by Deloitte & Touche LLP for the fiscal years ended July 31, 2021 and 2022 described above were pre-approved by the Audit Committee. The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended July 31, 2022 with the management of Nutanix. The Audit Committee has discussed with Nutanix’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to our Board that the audited financial statements be included in Nutanix’s Annual Report on Form 10-K for the fiscal year ended July 31, 2022.

The Audit Committee

Steven J. Gomo (Chair)

Max de Groen

Virginia Gambale

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by Nutanix under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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EXECUTIVE OFFICERS

The following is biographical information for our current executive officers as of the date of this proxy statement:

Name	Age	Position/Office
Rajiv Ramaswami	56	President and Chief Executive Officer
Rukmini Sivaraman	41	Chief Financial Officer
David Sangster	58	Chief Operating Officer
Tyler Wall	56	Chief Legal Officer

Our Board chooses our executive officers, who then serve at our Board’s discretion. There are no family relationships among any of our directors or executive officers.

For biographical information regarding Mr. Ramaswami, please refer to the section above titled “Proposal 1 – Election of Directors.”

Rukmini Sivaraman has served as our Chief Financial Officer since May 2022. Ms. Sivaraman previously served as our Senior Vice President, FP&A and Strategic Finance from January 2022 to May 2022. Prior to that, she served in various roles at our company, including as Senior Vice President of Strategic Finance, Chief People Officer and Senior Vice President of People and Business Operations. Prior to joining us, Ms. Sivaraman served as an investment banker at Goldman Sachs from June 2009 to March 2017. Ms. Sivaraman holds an M.B.A. from the Kellogg School of Management at Northwestern University and an M.S. in Electrical Engineering from the University of Michigan at Ann Arbor.

David Sangster  has served as our Chief Operating Officer since March 2019 and was our Executive Vice President, Engineering & Operations from February 2018 to March 2019, our Executive Vice President, Support & Operations from February 2016 to February 2018, our Senior Vice President, Operations from April 2014 to February 2016, and Vice President, Operations from December 2011 to April 2014. Prior to joining us, Mr. Sangster served as Vice President, Manufacturing Technology at EMC Corporation, an IT storage hardware solutions company, from July 2009 to December 2011. Mr. Sangster holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology, an M.S. in Manufacturing Systems Engineering from Stanford University, and an M.B.A. in Operations and Marketing from Santa Clara University.

Tyler Wall  has served as our Chief Legal Officer since November 2017. Prior to joining us, Mr. Wall was the Senior Vice President, General Counsel, at Red Book Connect, LLC, a restaurant industry SaaS and technology solutions company, from April 2014 to September 2017. Prior to that, Mr. Wall was the Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Brocade, a supplier of networking hardware, software, and services, from 2005 to April 2014. Mr. Wall holds a B.S. in Economics from University of Utah, a J.D. from Santa Clara University - School of Law, and an M.B.A. from Santa Clara University – School of Business.

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EXECUTIVE COMPENSATION

Proposal 6: Advisory Vote to Approve the Compensation of Our Named Executive Officers

FOR OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 6.

Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote whether to approve, on an advisory or non-binding basis, the compensation of our named executive officers. This vote, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us. The say-on-pay vote will, however, provide information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider these concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation – Compensation Discussion and Analysis,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our Board unanimously recommends that our stockholders vote FOR the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to our named executive officers as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The non-binding advisory vote on named executive officer compensation requires the affirmative vote of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Compensation Discussion and Analysis

The compensation provided to our named executive officers for fiscal year 2022 is set forth in detail in the “Fiscal Year 2022 Summary Compensation Table” and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide to our named executive officers. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions for our named executive officers. The following are our named executive officers for fiscal year 2022:

•	Rajiv Ramaswami, our President and Chief Executive Officer;
•	Rukmini Sivaraman, our Chief Financial Officer;
•	David M. Sangster, our Chief Operating Officer;
•	Tyler Wall, our Chief Legal Officer; and
•	Duston M. Williams, our former Chief Financial Officer.

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Executive Officer Transition

On May 1, 2022, Rukmini Sivaraman succeeded Duston Williams as our Chief Financial Officer.

The Board has delegated to the Compensation Committee the authority and responsibility for establishing and overseeing base salaries, administering the incentive compensation programs, and establishing and overseeing other forms of compensation for our executive officers, general remuneration policies for the balance of our employee population, and for overseeing and administering our equity incentive and benefit plans.

Executive Summary

Fiscal Year 2022 Financial and Performance Highlights

$756.3 million	$1.20 billion	$18.5 million
ACV Billings(1)	Annual Recurring Revenue(1)	Free Cash Flow(2)

▲27% increase compared to FY 2021	▲37% increase compared to the end of FY 2021	▲$177 million increase compared to FY 2021

(1)	See Appendix A for details on how we define ACV billings and annual recurring revenue, why we monitor these performance measures, and limitations on their use. There is no GAAP measure that is comparable to ACV billings or annual recurring revenue, so we have not reconciled the ACV billings or annual recurring revenue data included herein to any GAAP measure.
(2)	Free cash flow is a non-GAAP financial measure. See Appendix A for details on how we define free cash flow, why we monitor this measure, and limitations on its use as well as a reconciliation of free cash flow to net cash provided by (used in) operating activities, which is the GAAP measure most comparable to free cash flow.

Fiscal year 2022 was an important data point in showing the long-term benefits of our subscription business model transition, as we demonstrated strong top and bottom-line progress against a volatile macroeconomic backdrop. ACV billings growth accelerated to 27% year-over-year in fiscal year 2022, up from 18% year-over-year in fiscal year 2021. Annual recurring revenue as of the end of fiscal year 2022 increased to $1.20 billion, representing a 37% increase compared to the end of fiscal year 2021. In addition, for the first time since fiscal year 2018, we achieved positive free cash flow for fiscal year 2022, which we expect to be sustainable on an annual basis.

Beyond these financial accomplishments, we had other important achievements, including scaling our renewals engine to successfully transact our growing base of renewals, launching our simplified product portfolio, enhancing our leadership team, making progress with our partners and continuing to delight our customers, as reflected by our seven-year average Net Promoter Score of 90.

CEO Compensation: Fiscal Year 2021 vs. Fiscal Year 2022

In our 2021 proxy statement, we detailed several key changes to our business and the leadership transition we undertook to enable the next phase of our growth as a company. A key part of this shift was our transition from founder-led leadership to the identification and hire of Rajiv Ramaswami to lead Nutanix towards more focused operational discipline and profitable growth. A critical component of Mr. Ramaswami’s sign-on compensation was his sign-on equity award, which had a targeted value of $32 million in order to keep him whole in the value of his forfeited long-term incentive awards from his prior employer. The majority of this sign-on award was tied to rigorous stock price performance hurdles to trigger vesting.

The fiscal year 2022 compensation decisions made for Mr. Ramaswami and disclosed in this proxy statement more closely reflect the Compensation Committee’s ongoing expectations around CEO pay level. We continue to align pay with performance and the interests of our stockholders, enhancing our ongoing long-term incentive award design with the introduction of performance-based RSUs (“PRSUs”) tied to the returns we deliver for our stockholders relative to other companies in the Nasdaq Composite Index.

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Executive Compensation Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal year 2022:

WHAT WE DO	WHAT WE DON’T DO
Emphasis on performance-based compensation	No retirement or pension-type plans other than the standard 401(k) plan offered to all employees
100% independent compensation committee	No perquisites or personal benefits, other than standard benefits typically received by other employees
Independent compensation consultant engaged by the Compensation Committee	No tax gross-ups for change of control payments and benefits
Annual review of executive compensation strategy and risks, as well as compensation practices of our compensation peer group	No short sales, hedging, or pledging of stock ownership positions and transactions involving derivatives of our common stock
Equity-based executive and director compensation to align with the interests of our stockholders	No strict benchmarking of compensation to a specific percentile of our compensation peer group
Multi-year vesting requirements for time-based restricted stock unit (“RSU”) awards granted to our executive officers	No “single-trigger” payments and benefits upon a change of control
Multi-year vesting requirements for performance-based restricted stock unit (“PRSU”) awards granted to our executive officers
Our executive officers participate in broad-based company health and welfare benefits programs as other full-time salaried employees
Director stock ownership guidelines
Annual say-on-pay vote

Say-on-Pay Vote on Named Executive Officer Compensation and Say-on-Pay Frequency Vote and Effect of Most Recent Say-on-Pay Vote

At the Annual Meeting, we will conduct a non-binding, advisory vote on the compensation of our named executive officers, also known as a “say-on-pay vote,” as described in Proposal 6 of this proxy statement. We previously determined to hold a say-on-pay vote every year consistent with our stockholders’ approval, on a non-binding, advisory basis, at our 2018 annual meeting of stockholders, to hold stockholder advisory votes on the compensation of our named executive officers every year.

Say-on-Pay Vote Results at 2021 Annual Meeting of Stockholders

The Compensation Committee considers the results of the say-on-pay vote and stockholder feedback on our executive compensation program as part of its annual review of executive compensation. At our 2021 annual meeting of stockholders, over 96% of the votes cast approved the compensation program for our named executive officers as described in our 2021 proxy statement. Based on this strong stockholder support, the Compensation Committee determined not to make significant changes to our existing executive compensation program and policies. Our Compensation Committee currently intends to continue to consider the results of the annual say-on-pay vote and stockholder feedback as data points in making executive compensation decisions.

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Executive Compensation Philosophy

Our executive compensation program is designed to attract, motivate, and retain highly qualified executive officers who drive our success and to align the interests of our executive officers with the long-term interests of our stockholders. This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of the program. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our executive compensation program.

Our desire is to create a premier enterprise cloud platform software company, and our compensation philosophy is singularly focused on the achievement of that goal. Our executive compensation program is designed to achieve this goal through four key objectives:

Attracting and Retaining Talent in a Competitive Industry

•	We operate in a highly competitive business environment characterized by a rapidly changing market and frequent technological advances, and we expect competition among companies in our market to continue to increase.
•	We actively compete with many other companies in seeking to attract and retain a skilled executive management team that has successfully and rapidly scaled and managed multi-billion-dollar software businesses.
•	Attraction and retention are uniquely challenging in the San Francisco Bay Area and Silicon Valley, where our headquarters are located and where there are many rapidly expanding technology companies. The competition for highly qualified talent is particularly fierce in the software space.
•	We have responded to this intense competition for talent by implementing compensation policies and practices designed to attract and motivate our executive officers to pursue our corporate objectives while promoting their retention and incentivizing them to create long-term value for our stockholders as we grow into a premiere enterprise cloud platform company.

Incentivizing Growth Against Strategic Objectives and Expanding Market Share

•	We have structured our executive compensation program to align with our strategy by adopting a mix of short-term and long-term incentives, which we believe will motivate our executive officers to execute against our short-term and long-term goals.

Aligning Executive and Stockholder Value

•	Our executive compensation program combines short-term and long-term components, including base salary, cash bonuses, and equity awards.
•	We firmly believe our executive officers should share in the ownership of our company. Therefore, equity compensation is a significant part of our executive compensation packages, which we believe best aligns the interests of our executives with those of our stockholders.

Managing the Business Through an Ever-Changing Operating Landscape

•	In the past several years, we experienced a high level of growth while also transitioning to a subscription-based business model. Our current business strategy is focused on driving towards profitable growth.
•	To successfully execute on our strategy in this dynamic environment, we need to recruit, incentivize, and retain talented and seasoned leaders who can execute at the highest level and deliver stockholder value.
•	The Compensation Committee regularly reviews and adjusts our executive compensation program to align with the maturity, size, scale, growth, and aspirations of our business. Due to the dynamic nature of our industry and our business, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

Components of our Executive Compensation Program

Our executive compensation program consists of the following primary components:

•	base salary;
•	annual incentive compensation, which is targeted as a percentage of base salary and paid based on actual results;
•	long-term incentive compensation in the form of equity awards; and
•	severance and change of control-related payments and benefits.

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We also provide our executive officers with comprehensive employee benefit programs, such as medical, dental, and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs generally made available to other full-time salaried employees.

We believe these components provide a compensation package that attracts and retains qualified individuals, links individual performance to company performance, focuses the efforts of our named executive officers and other executive officers on the achievement of both our short-term and long-term objectives and aligns the interests of our executive officers with those of our stockholders. In particular, our compensation program, supported by our corporate culture, encourages a long-term focus by our named executive officers, as well as all our other employees, by placing a heavy emphasis on equity awards, the value of which depends on our stock price performance and our ability to execute against our long-term objectives.

Fiscal Year 2022 Compensation Mix

The mix of target total direct compensation for Mr. Ramaswami and our other named executive officers (other than Mr. Williams, who resigned in April 2022) for fiscal year 2022 was as follows:

(1)	The pay mix (i) excludes Mr. Williams’ compensation, as he resigned as Chief Financial Officer in April 2022, (ii) reflects Ms. Sivaraman’s base salary upon her promotion to Chief Financial Officer in May 2022, and (iii) excludes the RSU award granted to Ms. Sivaraman in connection with her promotion to Chief Financial Officer.

Base Salaries

We pay base salaries to our executive officers, including our named executive officers, to compensate them for services rendered during the year and provide predictable income. Generally, we establish the initial base salaries of our executive officers at the time we hire the individual executive officer, based on a consideration of the executive officer’s experience, skills, knowledge, and scope of responsibilities, as well as benchmarking against our compensation peer group. In addition, the competition in the market from which we recruit plays a role in setting salary levels due to the difficulty in recruiting candidates with the level of talent and experience we believe are necessary for us to execute on our business and growth plans. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our executive officers are reviewed on an annual basis by our CEO (other than his own salary, which is reviewed and determined by the Compensation Committee) and the Compensation Committee, based on their experience setting salary levels and in determining compensation for our senior executives.

Fiscal Year 2022 Base Salaries

In October 2021, as part of its review of our executive compensation program, the Compensation Committee set annual base salaries for our named executive officers (other than for Ms. Sivaraman, who was promoted to Chief Financial Officer in May 2022), effective as of August 1, 2021. Based on market research and an analysis prepared by its compensation consultant, Compensia, base salary levels for our named executive officers aligned with the percentile that the Compensation Committee considered to be appropriate for the specific named executive officer, as applicable, for a comparable executive in our compensation peer group, based on each named executive officer’s performance and contribution to our company’s performance. Based on this review, the Compensation Committee did not change the annual base salaries for Messrs. Ramaswami, Sangster, and Williams. During fiscal year 2022, Mr. Wall’s salary was increased to reflect his ongoing performance and a position relative to our compensation peer group that the Compensation Committee considered appropriate. In April 2022, as part of its review of Ms. Sivaraman’s annual base salary in connection with her promotion to Chief Financial Officer, the Compensation Committee set

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Ms. Sivaraman’s annual base salary aligned with the percentile the Compensation Committee considered to be appropriate for a comparable executive in our compensation peer group based on market research and an analysis prepared by Compensia.

Named Executive Officer	Fiscal Year 2022 Base Salary(1) ($)	Change From Fiscal Year 2021
Rajiv Ramaswami	800,000	0%
Rukmini Sivaraman	420,000	(2)
David Sangster	475,000	0%
Tyler Wall	475,000	11.8%
Duston M. Williams	475,000	0%

(1)	As of July 31, 2022.
(2)	Ms. Sivaraman was promoted to Chief Financial Officer effective May 1, 2022, at which time her annual base salary increased from $375,000 to $420,000.

Target and Actual Annual Incentive Compensation

For fiscal year 2022, each of our named executive officers participated in our Executive Incentive Compensation Plan (our “Executive Bonus Plan”). Our Executive Bonus Plan allows the Compensation Committee to provide incentive awards to employees selected by the committee, including our named executive officers. Under our Executive Bonus Plan, the Compensation Committee determines the performance objectives, if any, applicable to any award or portion of an award and may choose the performance objectives from a wide range of possible metrics as set forth in the Executive Bonus Plan. The performance objectives may differ from participant to participant and from award to award.

Each year, the Compensation Committee determines the terms and conditions for our Executive Bonus Plan for the year. For fiscal year 2022, the Compensation Committee adopted and approved target bonus amounts for each of our named executive officers, as well as the terms and conditions for the first half of fiscal year 2022 (the “First Half FY2022 Executive Bonus Plan”) and the second half of fiscal year 2022 (the “Second Half FY2022 Executive Bonus Plan”). The First Half FY2022 Executive Bonus Plan and Second Half FY2022 Executive Bonus Plan are together herein referred to as the “Fiscal Year 2022 Executive Bonus Plan.”

Fiscal Year 2022 Target Annual Bonus Opportunities

The Compensation Committee designed the Fiscal Year 2022 Executive Bonus Plan to align with key performance measures that it believes to be appropriate indicators of our success through our business model transitions and reflective of a subscription-based business model. In October 2021, following review of market research and an analysis prepared by Compensia, the Compensation Committee determined the target annual bonus opportunities for each of Messrs. Ramaswami, Sangster, Wall, and Williams as part of its annual analysis of the total cash compensation package provided to our executive officers. Ms. Sivaraman’s target annual bonus opportunity was reviewed by the Compensation Committee in April 2022 as part of the Compensation Committee’s analysis of the total cash compensation package to be provided to her in connection with her promotion to Chief Financial Officer. The target annual bonus opportunities established under the Fiscal Year 2022 Executive Bonus Plan for our named executive officers were as follows:

Named Executive Officer	FY2022 Annual Bonus Target ($)	Annual Bonus Target (as % of Base Salary)	Change From Fiscal Year 2021
Rajiv Ramaswami	800,000	100%	0%
Rukmini Sivaraman	242,536	(1)	(1)
David Sangster	356,250	75%	0%
Tyler Wall(2)	356,250	75%	39.7%
Duston M. Williams	356,250	75%	0%
(1)	Ms. Sivaraman was promoted to Chief Financial Officer in May 2022. Her annual bonus target reflects proration based on the number of days in fiscal year 2022 during which she served as Senior Vice President, FP&A and Strategic Finance and the number of days in fiscal year 2022 during which she served as our Chief Financial Officer. During the time she served as Senior Vice President, FP&A and Strategic Finance, her annual bonus as a percentage of base salary was set at 60%. During the time she served as our Chief Financial Officer, her target annual bonus opportunity as a percentage of base salary was set at 70%.
(2)	Mr. Wall’s annual bonus target as a percentage of base salary was increased from 60% to 75% for fiscal year 2022, which was approved by the Compensation Committee retroactively for the full fiscal year in December 2021.

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Fiscal Year 2022 Executive Bonus Plan

The pre-established corporate objectives for the Fiscal Year 2022 Executive Bonus Plan were primarily aligned with our annual operating plan. The Fiscal Year 2022 Executive Bonus Plan provided for potential performance-based incentive payouts to our named executive officers based on three general performance components. Each named executive officer’s potential payout was based on levels determined to be challenging and requiring substantial skill and effort on the part of senior management and were weighted based on relative importance to the overall performance for our company. In addition, each named executive officer’s potential payout was subject to a personal performance modifier that allowed for an adjustment in payout based on a holistic assessment of the participating named executive officer’s individual performance. Potential payouts under the Fiscal Year 2022 Executive Bonus Plan ranged between 0% to 200%, depending on the level of achievement against performance objectives. Actual bonuses were paid in a lump sum following each six-month performance period. Actual bonus amounts for each six-month performance period under the Fiscal Year 2022 Executive Bonus Plan were calculated as the sum of the weighted payout percentage for all performance targets for the period multiplied by 50% of the target annual bonus opportunity in effect for each named executive officer. In both the First Half FY2022 Executive Bonus Plan and the Second Half FY2022 Executive Bonus Plan, no payout could be made under the plan unless the threshold run-rate annual contract value (“ACV”) level was achieved for that performance period.

The Compensation Committee approved the use of these metrics for the Fiscal Year 2022 Executive Bonus Plan for the following reasons:

Metric	Definition	Importance of the Metric
Run-rate ACV	For any given period, the sum of ACV for all contracts in effect as of the end of the period assuming the contract term begins on the date a contract is booked, regardless of when we recognize the contract revenue. “ACV” is the total annualized contract value, excluding amounts related to professional services. The total annualized value for a contract is calculated by dividing the total value of the contract by the contract term in years (using 5 for years contracts with no specified term).	An indicator of the topline growth of our business during our transition to a subscription-based business model.
Non-GAAP operating expenses excluding commissions	For any given period, (i) total operating expenses excluding stock-based compensation and the related income tax impact, costs associated with our acquisitions (such as amortization of acquired intangible assets, income tax-related impact, and other acquisition-related costs), impairment (recovery) and early exit of operating lease-related assets, restructuring charges, the change in fair value of the derivative liability, the amortization of the debt discount and issuance costs, interest expense related to convertible senior notes, loss on debt extinguishment, and other non-recurring transactions and the related tax impact, minus (ii) commissions.	An indicator of our ability to manage expenses in operating our business and growth and to drive sales and marketing efficiencies.
Employee engagement	Employee engagement is measured based on employee responses to a periodic survey administered in partnership with a third-party vendor.	An indicator of employee sentiment that we believe is closely linked to employee retention, customer satisfaction, and financial performance.

The Compensation Committee believes these performance metrics were objective measures of the success of our growth and business strategy during fiscal year 2022.

The following table describes the relative weighting of each performance metric and the payout percentages used to calculate payouts under the First Half FY2022 Executive Bonus Plan and the Second Half FY2022 Executive Bonus Plan based on achievement of the targets at and between the low end of the target range and the high end of the target range.

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Performance Metric	Weighting	Plan Targets	Payout %
Run-rate ACV (threshold metric)		Less than 92.5% of Target	0%
		Between 92.5% and 100% of Target	Between 50% and 100%
		100% of Target	100%
		Between 100% and 115% of Target	Between 100% and 200%
		115% or More of Target	200%
Non-GAAP operating expenses excluding commissions		104% or More of Target	0%
		Between 100% and 104% of Target	Between 20% and 100%
		100% of Target	100%
		Between 96% and 100% of Target	Between 100% and 200%
		Less than 96% of Target	200%
Employee engagement		Less than 75%	0%
		Between 75% and 77%	Between 75% and 100%
		77%	100%
		Between 77% and 81%	Between 100% and 200%
		81% or More	200%

Individual executive officer payouts are determined according to the graphic below:

The specific targets for run-rate ACV and non-GAAP operating expenses excluding commissions were derived from our internal annual operating plan, which is not publicly disclosed for competitive reasons. Any achievement of the plan targets between the low and high end of the target range would correlate to a lower or higher payout percentage between 0% and 200%. For the Fiscal Year 2022 Executive Bonus Plan, run-rate ACV was a threshold metric, such that, if no payout were achieved under the run-rate ACV performance metric for any given six-month performance period, then no payout would be made under the Executive Bonus Plan to any participating named executive officer for that period, regardless of the level of achievement under any other performance metric. With respect to each performance metric, the target achievement level was set at a level that the Compensation Committee believed was rigorous, would require stretch performance, and would drive stockholder value creation. The target achievement levels were not certain to be met at the time they were determined, and the payout curves require substantial outperformance of each performance metric to receive significantly above the 100% payout percentage (but capped at 200%) for the metric.

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First Half FY2022 Executive Bonus Plan Payouts

The achievement of each performance metric under the First Half FY2022 Executive Bonus Plan was as follows:

Performance Metric	Achievement	Payout%	Weighting	Weighted Total
Run-rate ACV	102.2% of Target	167.8%	75%	125.8%
Non-GAAP operating expenses excluding commissions	94.4% of Target	200.0%	15%	30.0%
Employee engagement	73.0%	0.0%	10%	0.0%
	TOTAL WEIGHTED ACHIEVEMENT PERCENTAGE:			155.8%

The aggregate payout amounts were calculated by multiplying the participating named executive officer’s First Half FY2022 target annual bonus opportunity, prorated as applicable, and the total weighted achievement across all three performance metrics, which was 155.8%. The Compensation Committee did not use the personal performance modifier to increase or decrease the payout for any named executive officer. The aggregate payouts received by each named executive officer under the First Half FY2022 Executive Bonus Plan were:

Named Executive Officer	First Half FY2022 Bonus Target ($)	First Half FY2022 Payout Amount ($)
Rajiv Ramaswami	400,000	623,200
Rukmini Sivaraman	112,500	175,275
David Sangster	178,125	277,519
Tyler Wall	178,125	277,519
Duston M. Williams	178,125	277,519

Second Half FY2022 Executive Bonus Plan Payouts

The achievement of each performance metric under the Second Half FY2022 Executive Bonus Plan was as follows:

Performance Metric	Achievement	Payout%	Weighting	Weighted Total
Run-rate ACV	99.2% of Target	78.9%		59.2%
Non-GAAP operating expenses excluding commissions	90.3% of Target	200.0%		30.0%
Employee engagement	(1)	0.0%		0.0%
	TOTAL WEIGHTED ACHIEVEMENT PERCENTAGE:			89.2%

(1)	We did not conduct an employee engagement survey for the second half of fiscal year 2022.

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The aggregate payout amounts were calculated by multiplying the participating named executive officer’s Second Half FY2022 target annual bonus opportunity and the total weighted achievement percentage for all three performance metrics, which was 89.2%. The Compensation Committee did not use the personal performance modifier to increase or decrease the payout for any named executive officer. The aggregate payouts received by each named executive officer under the Second Half FY2022 Executive Bonus Plan were:

Named Executive Officer	Second Half FY2022 Bonus Target ($)	Second Half FY2022 Payout Amount ($)
Rajiv Ramaswami	400,000	356,800
Rukmini Sivaraman	130,036	115,992
David Sangster	178,125	158,888
Tyler Wall	178,125	158,888
Duston M. Williams(1)	178,125	N/A

(1)	Mr. Williams resigned as our Chief Financial Officer during the second half of fiscal year 2022.

Total FY2022 Executive Bonus Plan Payout Amounts

The aggregate payouts received by each participating named executive officer under the Fiscal Year 2022 Executive Bonus Plan were as follows:

Named Executive Officer	FY2022 Bonus Target ($)	FY2022 Payout Amount ($)
Rajiv Ramaswami	800,000	980,000
Rukmini Sivaraman	242,536	291,267
David Sangster	356,250	436,406
Tyler Wall	356,250	436,406
Duston M. Williams	356,250	277,519

Administration of the Executive Bonus Plan

The Compensation Committee administers our Executive Bonus Plan and may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual award, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, at the discretion of the Compensation Committee. The Compensation Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers. Actual awards are paid in cash in a single lump sum only after they are earned, which requires continued employment through the last day of the performance period. If a participant terminates employment because of death or disability before the actual award is paid, the award may be paid to the participant’s estate or to the participant, as applicable, subject to the Compensation Committee’s discretion to reduce or eliminate the award. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Executive Bonus Plan. The Board and the Compensation Committee have the authority to amend, alter, suspend, or terminate our Executive Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Long-Term Equity Compensation

Our corporate culture encourages our named executive officers to focus on the company’s long-term strategy. In keeping with this culture, our executive compensation program places a heavy emphasis on equity awards, the value of which depends on our stock price performance and other performance metrics, to promote long-term performance. These equity awards include both time-based RSU awards and PRSU awards. Time-based RSU awards offer our named executive officers predictable value delivery while aligning their interests with the long-term interests of our stockholders. We believe PRSU awards directly link a significant portion of the named executive officer’s target total direct compensation to our performance based on the returns we deliver for our stockholders relative to those of other companies in the Nasdaq Composite Index. As discussed under “Fiscal Year 2022 Equity Awards” below, the

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Compensation Committee determined to implement PRSU awards as a standard component of fiscal year 2022 annual equity awards granted to our executive officers, including our named executive officers.

The Compensation Committee, in consultation with our CEO (other than with respect to himself) and its compensation consultant, Compensia, determines the size, mix, material terms and, in the case of PRSU awards, performance metrics of the equity awards granted to our named executive officers, taking into account a number of factors as described in the section titled “Executive Compensation – Compensation Discussion and Analysis – Compensation-Setting Process.”

Fiscal Year 2022 Equity Awards

In October 2021, as part of its annual review, the Compensation Committee determined to further align pay with performance and the interests of our executive officers with the interests of our stockholders by implementing PRSUs as a standard component of the fiscal year 2022 annual equity awards granted to our executive officers with PRSUs comprising 50% of each award. PRSU awards are based on our total shareholder return (“TSR”) relative to the total shareholder return of companies in the Nasdaq Composite Index over three years with interim measurements after one year and two years. To mitigate the influence of interim fluctuations in performance during the first two measurement periods, the achievement percentage is capped at 100% for the first two measurement periods. The Compensation Committee believes the interim measurement periods are an appropriate design feature for the PRSU awards as a transition for the executive officers from 100% time-based RSU awards to a mix of time-based RSUs and PRSU awards. The Compensation Committee believes relative total shareholder return is a straightforward and objective metric for evaluating our company’s performance against the performance of other companies and further aligns pay with performance and the interests of our executive officers with the interests of our stockholders in creating sustainable long-term value.

The equity awards granted to our named executive officers in October 2021 subject to our 2016 Equity Incentive Plan were as follows:

Named Executive Officer	Time-Based RSU Awards (number of units)	PRSU Awards (target number of units)
Rajiv Ramaswami	138,045	138,045
Rukmini Sivaraman(1)	41,413	41,413
David Sangster	48,315	48,315
Tyler Wall	33,130	33,130
Duston M. Williams	62,120	62,120

(1)	Ms. Sivaraman received an additional RSU award in connection with her promotion to Chief Financial Officer in May 2022.

Each RSU represents a contingent right to receive one share of our Class A common stock upon vesting.

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The elements of each annual equity award granted to these named executive officers for fiscal year 2022 are as follows:

Element	% of Award	Vesting Terms and Conditions
Time-Based RSU Awards
•
Time-based quarterly vesting over four years, subject to continued service to us through each vesting date. Each PRSU represents a contingent right to receive one share of our Class A common stock upon vesting.

PRSU Awards
•
PRSU awards become eligible to vest based on the TSR of our company relative to the TSR of companies in the Nasdaq Composite Index over three years with interim measurements after one year and two years.
•
PRSU awards become eligible to vest based on performance for each period, with vesting to occur in September following the period, subject to continued service to us through each vesting date.
•
The total number of units subject to the PRSU awards that may become eligible to vest range from an achievement percentage of 0% to 200% of the target award, except that the achievement percentage is capped at 100% for the first two measurement periods.
•
Only up to one-third of the target award may be earned for each of the first two measurement periods, subject to continued service to us through each vesting date.
•
The achievement percentage of the target number of units subject to the PRSU awards that may vest are (i) 0% if the TSR of our company ranks below the 25th percentile of the companies in the index, (ii) 100% if the TSR of our company ranks at the 50th percentile of the companies in the index, and (iii) 200% if the TSR of our company at the 75th percentile of the companies in the index. If the TSR of our companies ranks between these percentile thresholds, the achievement percentage of the target number of units subject to the PRSU awards that may vest is determined using linear interpolation.
•
PRSU awards deemed earned at the end of the third measurement period based on achievement will be adjusted to deduct any PRSU awards already vested in the first two measurement periods.
•
The award is subject to a maximum value cap that limits the total value that may become eligible to vest at the end of the third measurement period, with the achievement percentage for the period subject to reduction so that the product of the ending price per share at the end of the period multiplied by the achievement percentage cannot exceed $145.92 (i.e., four times the average closing price per share of our Class A common stock from June 1, 2021 through July 31, 2021).

Promotional Equity Award for Ms. Sivaraman

In connection with her promotion as our Chief Financial Officer effective May 1, 2022, the Compensation Committee granted Ms. Sivaraman an RSU award with an aggregate value of approximately $2 million, where the total number of shares of our Class A common stock underlying the RSU award was determined by dividing this value by the average of the daily closing prices of a share of our Class A common stock during the 20 consecutive trading days ending on April 30, 2022. The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on September 15, 2022, and each vesting subject to continued service to us through the applicable vesting date.

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FY22 PRSU Performance Results

Per the terms detailed above, the first tranche (1/3) of the PRSU awards granted to our executive officers in fiscal year 2022 vested based on our total shareholder return relative to the TSR of the companies in the Nasdaq Composite Index through July 31, 2022. A summary of the performance results is as follows:

Fiscal Year 2022 PRSU Performance Results – Tranche 1 of 3
Nutanix TSR	-59.02%
Nutanix Rank	2,047 out of 2,980
Nutanix Percentile Rank	31.32%
Payout Percentage	62.64%

Severance and Change of Control-Related Benefits

Our named executive officers each participate in our Executive Severance Policy and our Change of Control and Severance Policy.

Our Executive Severance Policy provides eligible employees with protections in the event of the involuntary termination of their employment under circumstances not related to a change of control of our company. Our Change of Control and Severance Policy provides eligible employees with protections in the event of their involuntary termination of employment following a change of control of our company. In addition, certain of our executive officers may have such provisions in their employment agreements.

We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including any potential transaction that could involve a change of control of our company. The terms of these agreements, our Executive Severance Policy, and our Change of Control Severance Policy were determined after the Board and the Compensation Committee reviewed our retention goals for our named executive officers, an analysis of relevant market data prepared by the Compensation Committee’s compensation consultant, Compensia, and with consideration for our ability to attract and retain critical executive talent.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see the section titled “Executive Compensation – Employment Arrangements.”

Compensation-Setting Process

Role of the Compensation Committee

Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving, and adjusting compensation arrangements for our executive officers, including our named executive officers, including our CEO, reviewing and approving corporate goals and objectives relevant to these compensation arrangements, evaluating executive performance against the backdrop of our corporate goals and objectives, and determining the long-term incentive component of our executive compensation arrangements in light of factors related to our performance, including accomplishment of our long-term business and financial goals. For additional information about the Compensation Committee, see the section titled “Corporate Governance – Board of Directors and Its Committees – Compensation Committee” in this proxy statement.

Compensation decisions for our executive officers are made by the Compensation Committee, with the input of its independent compensation consultant and our CEO and management team (except with respect to their own compensation). The Compensation Committee periodically reviews and, as necessary, adjusts the cash and equity compensation of our executive officers with the goal of ensuring that our executive officers are properly incentivized.

The Compensation Committee considers compensation data from our compensation peer group as one of several factors that inform its judgment of appropriate parameters for target compensation levels. The Compensation Committee, however, does not strictly benchmark compensation to a specific percentile of our compensation peer group, nor does it apply a formula or assign relative weights to specific compensation elements. In addition, while

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compensation peer group data is a factor, the Compensation Committee is forward-looking in aligning our executive compensation program with the unique growth opportunity we believe we have, and the risks associated with pursuing the opportunity, which are not captured by reviewing peer data.

The Compensation Committee makes compensation decisions after the consideration of many factors, including:

•	the performance and experience of each executive officer;
•	the scope and strategic impact of the executive officer’s responsibilities and the criticality of the executive officer’s role to the performance of our company and achievement of our growth strategy and transition to a subscription-based model;
•	our past business performance and future expectations;
•	our long-term goals and strategies;
•	the performance of our executive team as a whole;
•	for each executive officer, other than our CEO, the recommendation of our CEO based on an evaluation of his or her performance;
•	the difficulty and cost of replacing high-performing leaders with in-demand skills;
•	the tenure and past compensation levels, including existing unvested equity, of each individual executive officer;
•	the relative compensation among our executive officers; and
•	the competitiveness of compensation relative to our compensation peer group.

The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is posted on the investor relations section of our website located at http://ir.nutanix.com.

Role of Management

The Compensation Committee works with members of our management team, including our CEO and our human resources, finance, and legal professionals (except with respect to their own compensation). Typically, our CEO makes recommendations to the Compensation Committee, regularly attends the Compensation Committee’s meetings, and is involved in the determination of compensation for our executive officers, except that our CEO does not make recommendations as to his own compensation. Because of his direct role overseeing our executive officers, our CEO makes recommendations to the Compensation Committee regarding short-term and long-term compensation for all executive officers (other than himself) based on our results and aspirations, an individual executive officer’s actual contribution toward, and ability to contribute to the achievement of, these results and aspirations, and performance toward individual goal achievement. The Compensation Committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation component.

Role of Compensation Consultant

The Compensation Committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel, and such other advisors as necessary to assist with the execution of its duties and responsibilities. For fiscal year 2022, the Compensation Committee engaged Compensia, a national compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the Compensation Committee in developing appropriate incentive plans for our executive officers on an annual basis, to provide the Compensation Committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia evaluated the following components to assist the Compensation Committee in establishing executive compensation for fiscal year 2022:

•	base salary;
•	target and actual annual incentive compensation;
•	target and actual total cash compensation (base salary and annual incentive compensation);
•	long-term incentive compensation in the form of equity awards; and
•	beneficial ownership of our common stock.

As described above in the section titled “Corporate Governance – Director Compensation – Non-Employee Director Compensation Policy,” Compensia also annually provides, at the direction of the Compensation Committee, an analysis of the competitive position of our non-employee director compensation policy against the compensation peer group used for executive compensation purposes.

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Based on consideration of the factors specified in the SEC rules and Nasdaq listing standards, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee and our management team has raised any conflicts of interest. The Compensation Committee reviews these factors on an annual basis. As part of the Compensation Committee’s determination of Compensia’s independence for fiscal year 2022, it received written confirmation from Compensia addressing these factors and stating its belief that it remains an independent compensation consultant to the Compensation Committee.

Compensation Peer Group

The Compensation Committee reviews market data of companies that we believe are comparable to our company. With Compensia’s assistance, the Compensation Committee developed a peer group for use when making its fiscal year 2022 compensation decisions, which consisted of companies in information technology industry sectors, with revenues and market capitalizations within ranges similar to that of our company and generally based in the United States, including companies based in California. While the Compensation Committee considers compensation practices of the peer companies, the Compensation Committee uses this information as one of many factors in its deliberations on compensation matters, as described above, and does not set compensation levels to meet specific percentiles.

The Compensation Committee referred to compensation data from this peer group when making fiscal year 2022 base salary, cash bonus, and equity award decisions for our executive officers, including our named executive officers. The following is a list of the public companies that comprised our fiscal year 2022 compensation peer group:

Arista Networks	Citrix Systems	Cloudera	Datadog
Dropbox	Elastic	F5 Networks	Guidewire Software
HubSpot	MongoDB	New Relic	Palo Alto Networks
PTC	Pure Storage	SolarWinds	Splunk
VMware	Zendesk

In June 2022, the Compensation Committee reviewed the compensation peer group that would be used for compensation decision-making for fiscal year 2023. With Compensia’s assistance, the Compensation Committee developed a compensation peer group for use when making its fiscal year 2023 compensation decisions, which consisted of companies in information technology industry sectors, with revenues and market capitalizations within ranges similar to that of our company and generally based in the United States, including companies based in California. In light of our comparable market capitalization and revenues at the time and, in certain cases, the completed acquisition of a peer group company, the Compensation Committee determined that Arista Networks, Cloudera (acquired by a private equity consortium in October 2021), Datadog, MongoDB, and Palo Alto Networks should be removed from the peer group and that Box, Commvault Systems, Informatica, Teradata, and Pegasystems should be added to the peer group. The following is a list of the public companies that comprise our fiscal year 2023 compensation peer group:

Box	Citrix Systems	Commvault Systems	Dropbox
Elastic	F5 Networks	Guidewire Software	HubSpot
Informatica	New Relic	Pegasystems	PTC
Pure Storage	SolarWinds	Splunk	Teradata
VMware	Zendesk

Employment Arrangements

We have employment agreements with our currently employed named executive officers. Each of these arrangements provides for “at-will” employment and sets forth the initial terms and conditions of employment of the named executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and may protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change of control of our company. These offers of employment were each subject to the execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.

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Each of these agreements was approved on our behalf by the Compensation Committee or the Board at the recommendation of the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forgo other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive officer positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business. Accordingly, it recognized that it would need to develop highly competitive compensation packages to attract qualified candidates in a competitive labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

On April 10, 2022, we entered into an offer letter with Ms. Sivaraman in connection with her appointment as our Chief Financial Officer (the “Offer Letter”). The Offer Letter has an indefinite term, and Ms. Sivaraman’s employment is “at-will.” Pursuant to the Offer Letter, Ms. Sivaraman’s annual base salary was set at $420,000 and her target annual bonus opportunity was set at 70% of her annual base salary, which, for fiscal year 2022, was prorated based on the number of days in the fiscal year during which Ms. Sivaraman served as Chief Financial Officer.

For a summary of the material terms and conditions of our employment agreements with our named executive officers, see the section titled “Executive Compensation – Employment Arrangements” below.

Other Compensation Policies and Practices

Employee Benefits

We provide employee benefits to all eligible employees in the United States, including our currently employed named executive officers, which the Compensation Committee believes are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental and vision insurance, health savings accounts, a 401(k) plan, life and disability insurance, flexible spending accounts, an employee stock purchase plan, and other plans and programs.

Stock Trading Practices; Hedging and Pledging Policy

We maintain an Insider Trading Policy that, among other things, prohibits our executive officers, including our named executive officers, directors, and employees from trading during quarterly and special blackout periods. We also prohibit short sales, hedging, and similar transactions designed to decrease the risks associated with holding our securities, as well as pledging our securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our Insider Trading Policy requires that all directors, executive officers, and certain other key employees, including our named executive officers, pre-clear with our legal department any proposed open market transactions.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer, chief financial officer, and certain other highly compensated executive officers. The Compensation Committee may, in its judgment, authorize compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our named executive officers in a manner consistent with the best long-term interests of our company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our named executive officers with a “gross-up” or other reimbursement payment for any tax liability that they might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that certain officers and directors, and service providers who hold significant equity interests, and certain highly compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control that exceeds certain prescribed limits, and that our company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. However, under our Change of Control Severance Policy, if any payment or benefits to a policy participant, including the payments and

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benefits under the policy, would constitute a “parachute payment” within the meaning of Section 280G of the Code and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (i) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (ii) not reduced, whichever, after taking into account all applicable federal, state, and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, RSU awards, and PRSU awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a named executive officer is required to render service in exchange for the award.

For PRSU awards, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-established objectives.

Compensation Risk Assessment

The Compensation Committee reviews and discusses with management the risks arising from our compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, the Compensation Committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, the Compensation Committee structures our executive compensation program to encourage our named executive officers to focus on both short-term and long-term success. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on us.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee:

The Compensation Committee

Max de Groen (Chair)

Craig Conway

Gayle Sheppard (joined the Committee on March 30, 2022)

Brian Stevens

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Executive Compensation Tables

Fiscal Year 2022 Summary Compensation Table

The following table presents all of the compensation awarded to, or earned by, our named executive officers during the fiscal year ended July 31, 2022.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Rajiv Ramaswami President and Chief Executive Officer	2022	783,596	—	—	11,165,080	980,000	—	12,928,676
	2021	515,151	—	—	36,350,054	943,600	—	37,808,805
Rukmini Sivaraman(3) Chief Financial Officer	2022	366,329	—	—	5,255,793	291,267	—	5,913,389

David M. Sangster Chief Operating Officer	2022	465,263	—	—	3,907,717	436,406	—	4,809,386
	2021	464,115	—	—	4,196,306	614,754	—	5,275,175
	2020	451,070	—	—	4,780,000	—	—	5,231,070
Tyler Wall Chief Legal Officer	2022	465,263	—	—	2,679,554	436,406	—	3,581,223
	2021	415,260	—	—	2,307,970	440,034	—	3,163,264
	2020	403,589	—	—	1,434,000	—	—	1,837,589
Duston M. Williams(4) Former Chief Financial Officer	2022	355,645	—	—	5,024,266	277,519	—	5,657,430
	2021	464,115	—	—	5,245,371	614,754	—	6,324,240
	2020	451,070	—	—	2,868,000	—	—	3,319,070
(1)	The amounts reported in this column represent the aggregate grant date fair value of equity awards, as computed in accordance with ASC Topic 718. These amounts do not necessarily reflect the actual economic value that may ultimately be realized by the named executive officers. The grant date fair value for time-based RSUs reported in the table is calculated in accordance with ASC Topic 718 based on the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the date of grant. The grant date fair value for PRSUs reported in the table is calculated in accordance with ASC Topic 718 using Monte Carlo simulations. A Monte Carlo simulation requires the use of various assumptions, including the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period and expected dividend yield.
(2)	The amounts reported in this column represent the amounts earned under our Executive Bonus Plan.
(3)	Ms. Sivaraman was appointed as our Chief Financial Officer on May 1, 2022. Ms. Sivaraman was not a named executive officer for fiscal year 2021 or fiscal year 2020. Therefore, no compensation information for fiscal year 2021 or fiscal year 2020 is presented for Ms. Sivaraman.
(4)	Mr. Williams resigned as our Chief Financial Officer on April 30, 2022.

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Grants of Plan-Based Awards

The following table presents, for each of our named executive officers, information concerning plan-based awards granted during the fiscal year ended July 31, 2022. This information supplements the information about these awards set forth in the “Fiscal Year 2022 Summary Compensation Table” above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date Fair Value of
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units(3) (#)	Stock and Option Awards(4) ($)
Rajiv Ramaswami	Cash incentive	—	—	800,000	1,600,000	—	—	—	—	—
	Time-based RSUs	10/11/2021	—	—	—	—	—	—	138,045	4,787,401
	PRSUs	10/11/2021	—	—	—	69,022	138,045	276,090	—	6,377,679
Rukmini Sivaraman	Cash incentive	—	—	242,536	485,072	—	—	—	—	—
	Time-based RSUs	10/11/2021	—	—	—	—	—	—	41,413	1,436,203
	PRSUs	10/11/2021	—	—	—	20,706	41,413	82,826	—	1,913,281
	Time-based RSUs	5/1/2022	—	—	—	—	—	—	76,161	1,906,310
David M. Sangster	Cash incentive	—	—	356,250	712,500	—	—	—	—	—
	Time-based RSUs	10/11/2021	—	—	—	—	—	—	48,315	1,675,564
	PRSUs	10/11/2021	—	—	—	24,157	48,315	96,630	—	2,232,153
Tyler Wall	Cash incentive	—	—	356,250	712,500	—	—	—	—	—
	Time-based RSUs	10/11/2021	—	—	—	—	—	—	33,130	1,148,948
	PRSUs	10/11/2021	—	—	—	16,565	33,130	66,260	—	1,530,606
Duston M. Williams	Cash incentive	—	—	356,250	712,500	—	—	—	—	—
	Time-based RSUs	10/11/2021	—	—	—	—	—	—	62,120	2,154,322
	PRSUs	10/11/2021	—	—	—	31,060	62,120	124,240	—	2,869,944
(1)	The amounts reported in this column represent cash incentive compensation opportunities under our Executive Bonus Plan for fiscal year 2022 at target levels for our corporate objectives. For achievement in excess of target, overperformance could be rewarded with a payout of up to an additional 100% of each named executive officer’s target (for a maximum payment of 200% of each named executive officer’s target).
(2)	The PRSUs are eligible to vest in up to three installments based on the TSR of our company relative to the TSR of companies in the NASDAQ Composite Index over three performance periods: (i) August 1, 2021 to July 31, 2022, (ii) August 1, 2021 to July 31, 2023, and (iii) August 1, 2021 to July 31, 2024. PRSUs that become eligible to vest based on performance for a performance period vest on September 15 following the period, subject to continued service to us through the vesting date. The total number of PRSUs that are eligible to vest range from an achievement percentage of 0% to 200% of the target number of PRSUs, except that the achievement percentage is capped at 100% for the first two performance periods. Up to one-third of the target number of PRSUs are eligible to vest as a result of performance for each of the first two performance periods. The achievement percentage is (i) 0%, if our TSR ranks below the 25th percentile of the indexed companies, (ii) 100%, if our TSR ranks at the 50th percentile of the indexed companies, and (iii) 200%, if our TSR ranks at the 75th percentile of the indexed companies. If our TSR ranks between these percentile thresholds, the achievement percentage is determined using linear interpolation. 100% of the target number of PRSUs (as may be increased as a result of any achievement percentage in excess of target) will be eligible to vest with respect to the third performance period, less any PRSUs already vested in the first two performance periods. The PRSUs are subject to a maximum value cap that limits the total value that may become eligible to vest at the end of the third performance period, with the achievement percentage for the period subject to reduction so that the product of the ending price per share at the end of the period multiplied by the achievement percentage cannot exceed $145.92.
(3)	The RSUs granted on October 11, 2021 vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2021, subject to continued service to us through each vesting date. The RSUs granted on May 1, 2022 vest in 16 equal quarterly installments, with the first quarterly installment having vested on September 15, 2022, subject to continued service to us through each vesting date.

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(4)	The amounts reported in this column represent the aggregate grant date fair value of equity awards, as computed in accordance with ASC Topic 718. These amounts do not necessarily reflect the actual economic value that may ultimately be realized by the named executive officers. The grant date fair value for time-based RSUs reported in the table is calculated in accordance with ASC Topic 718 based on the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the date of grant. The grant date fair value for PRSUs reported in the table is calculated in accordance with ASC Topic 718 using Monte Carlo simulations. A Monte Carlo simulation requires the use of various assumptions, including the stock price volatility and risk-free interest rate as of the valuation date corresponding to the length of time remaining in the performance period and expected dividend yield.

Outstanding Equity Awards At Fiscal Year 2022 Year-End Table

The following table presents, for each of our named executive officers, information concerning each outstanding equity award held by such named executive officer as of July 31, 2022. This information supplements the information about these awards set forth in the “Fiscal Year 2022 Summary Compensation Table” above.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Rajiv Ramaswami	12/9/2020	—	—	—	—	236,626	(2)	3,580,151	—		—
	12/9/2020	—	—	—	—	—		—	584,465	(3)	8,842,955
	10/11/2021	—	—	—	—	112,162	(4)	1,697,011	—		—
	10/11/2021	—	—	—	—	—		—	138,045	(5)	2,088,621
Rukmini Sivaraman	8/27/2019	—	—	—	—	18,750	(6)	283,688	—		—
	10/2/2020	—	—	—	—	68,956	(7)	1,043,304	—		—
	10/11/2021	—	—	—	—	33,649	(4)	509,109	—		—
	10/11/2021	—	—	—	—	—		—	41,413	(5)	626,579
	5/1/2022	—	—	—	—	76,161	(8)	1,152,316	—		—
David Sangster	9/16/2016	—	—	—	—	—		—	100,000	(9)	1,513,000
	10/23/2018	—	—	—	—	12,500	(10)	189,125	—		—
	8/27/2019	—	—	—	—	78,125	(6)	1,182,031	—		—
	10/2/2020	—	—	—	—	106,087	(7)	1,605,096	—		—
	10/11/2021	—	—	—	—	39,256	(4)	593,943	—		—
	10/11/2021	—	—	—	—	—		—	48,315	(5)	731,006
Tyler Wall	8/27/2019	—	—	—	—	23,438	(6)	354,617	—		—
	10/2/2020	—	—	—	—	58,348	(7)	882,805	—		—
	10/11/2021	—	—	—	—	26,919	(4)	407,284	—		—
	10/11/2021	—	—	—	—	—		—	33,130	(5)	501,257
Duston M. Williams	—	—	—	—	—	—		—	—		—

(1)	Based on the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on July 31, 2022, which was $15.13.

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(2)	25% of the RSUs vested on December 15, 2021, with 1/16th of the RSUs vesting quarterly thereafter, subject to continued service to us through each vesting date.
(3)	The PRSUs were subject to stock price-based milestones. The first milestone required achievement of an average closing price per share of our Class A common stock of $32.09 for a 30 consecutive calendar day period. The second milestone required achievement of an average closing price per share of our Class A common stock of $38.51 for a 30 consecutive calendar day period. Achievement of the first milestone resulted in 67% of the 703,117 PRSUs becoming eligible to vest. Achievement of both milestones resulted in 133% of the 703,117 PRSUs becoming eligible to vest. Upon achievement, 25% of the eligible PRSUs vested on December 15, 2021, with 1/16th of the eligible PRSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. In October 2021, the Compensation Committee determined that the second milestone was achieved.
(4)	The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2021, subject to continued service to us through each vesting date.
(5)	The PRSUs are eligible to vest in up to three installments based on the TSR of our company relative to the TSR of companies in the NASDAQ Composite Index over three performance periods: (i) August 1, 2021 to July 31, 2022, (ii) August 1, 2021 to July 31, 2023, and (iii) August 1, 2021 to July 31, 2024. PRSUs that become eligible to vest based on performance for a performance period vest on September 15 following the period, subject to continued service to us through the vesting date. The total number of PRSUs that are eligible to vest range from an achievement percentage of 0% to 200% of the target number of PRSUs, except that the achievement percentage is capped at 100% for the first two performance periods. Up to one-third of the target number of PRSUs are eligible to vest as a result of performance for each of the first two performance periods. The achievement percentage is (i) 0%, if our TSR ranks below the 25th percentile of the indexed companies, (ii) 100%, if our TSR ranks at the 50th percentile of the indexed companies, and (iii) 200%, if our TSR ranks at the 75th percentile of the indexed companies. If our TSR ranks between these percentile thresholds, the achievement percentage is determined using linear interpolation. 100% of the target number of PRSUs (as may be increased as a result of any achievement percentage in excess of target) will be eligible to vest with respect to the third performance period, less any PRSUs already vested in the first two performance periods. The PRSUs are subject to a maximum value cap that limits the total value that may become eligible to vest at the end of the third performance period, with the achievement percentage for the period subject to reduction so that the product of the ending price per share at the end of the period multiplied by the achievement percentage cannot exceed $145.92.
(6)	The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2019, subject to continued service to us through each vesting date.
(7)	The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on December 15, 2020, subject to continued service to us through each vesting date.
(8)	The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on September 15, 2022, subject to continued service to us through each vesting date.
(9)	One-third of the shares subject to the awards vest on the later of January 1, 2019 or upon the Compensation Committee’s certification that our company has achieved the performance goal, subject to continued service to us through the vesting date. One-third of the shares subject to the awards vest on the later of January 1, 2020 or upon the Compensation Committee’s certification that our company has achieved the performance goal, subject to continued service to us through the vesting date. One-third of the shares subject to the awards vest on the later of January 1, 2021 or upon the Compensation Committee’s certification that our company has achieved the performance goal, subject to continued service to us through the vesting date.
(10)	The RSUs vest in 16 equal quarterly installments, with the first quarterly installment having vested on March 15, 2019, subject to continued service to us through each vesting date.

2022 Option Exercises and Stock Vested Value

The following table presents, for each of our named executive officers, the shares of our Class A common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during fiscal year 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Rajiv Ramaswami	—	—	518,538	14,321,812
Rukmini Sivaraman	—	—	57,161	1,585,174
David M. Sangster	—	—	154,333	4,393,015
Tyler Wall	—	—	88,393	2,810,778
Duston M. Williams	623,750	7,303,223	113,843	3,756,210
(1)	The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the closing price per share (or the sale price per share in the event of a same day sale) of our Class A common stock on the date of exercise, multiplied by (ii) the number of shares underlying the stock option exercised.
(2)	The value realized upon vesting of RSUs or PRSUs is calculated by multiplying the number of shares vested by the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the applicable vest date (or, in the event the applicable vest date occurs on a holiday or weekend, the closing price per share of our Class A common stock as reported on The Nasdaq Global Select Market on the immediately preceding trading day).

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Employment Arrangements

Employment Arrangements with Named Executive Officers

We have entered into employment agreements with each of our currently employed named executive officers. Each of these arrangements was negotiated on our behalf by the Compensation Committee or our then current CEO.

Typically, these arrangements provide for at-will employment and set forth the initial terms and conditions of employment of each named executive officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for initial equity awards and in certain cases the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Rajiv Ramaswami

We entered into an employment letter with Rajiv Ramaswami, our President and CEO, on December 7, 2020. The employment letter has an indefinite term and Mr. Ramaswami’s employment is at-will. Mr. Ramaswami’s current annual base salary is $800,000, and he is currently eligible to earn annual incentive compensation with a target equal to 100% of annual base salary based upon achievement of targets determined by our Board or the Compensation Committee for each fiscal year.

In connection with his hire, Mr. Ramaswami was granted 378,601 RSUs and a target number of 703,117 PRSUs under our 2016 Equity Incentive Plan. 25% of the RSUs vested on December 15, 2021, with 1/16th of the RSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. The PRSUs were subject to stock price-based milestones. The first milestone required achievement of an average closing price per share of our Class A common stock of $32.09 for a 30 consecutive calendar day period. The second milestone required achievement of an average closing price per share of our Class A common stock of $38.51 for a 30 consecutive calendar day period. In October 2021, the Compensation Committee determined that the second milestone was achieved, resulting in 133% of the 703,117 PRSUs becoming eligible to vest. Upon achievement, 25% of the eligible PRSUs vested on December 15, 2021, with 1/16th of the eligible PRSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. For additional details regarding Mr. Ramaswami’s equity awards, see “Executive Compensation – Executive Compensation Tables” above.

Mr. Ramaswami is a participant in our Executive Severance Policy and our Change of Control Severance Policy, both of which are described below.

Rukmini Sivaraman

We entered into an employment letter with Rukmini Sivaraman in connection with her promotion to Chief Financial Officer on April 10, 2022. The employment letter has an indefinite term and Ms. Sivaraman’s employment is at-will. Ms. Sivaraman’s current annual base salary is $450,000, and she is currently eligible to earn annual incentive compensation with a target equal to 70% of annual base salary based upon achievement of targets determined by our Board or the Compensation Committee for each fiscal year.

In connection with her promotion, Ms. Sivaraman was granted 76,161 RSUs under our 2016 Equity Incentive Plan. 1/16th of the RSUs vested on September 15, 2022, with 1/16th of the RSUs vesting quarterly thereafter, subject to continued service to us through each vesting date. For additional details regarding Ms. Sivaraman’s outstanding equity awards, see “Executive Compensation – Executive Compensation Tables” above.

Ms. Sivaraman is a participant in our Executive Severance Policy and our Change of Control Severance Policy, both of which are described below.

David M. Sangster

We entered into an employment letter with David Sangster, our Chief Operating Officer, on October 17, 2011. The employment letter has an indefinite term and Mr. Sangster’s employment is at-will. Mr. Sangster’s current annual base salary is $475,000, and he is currently eligible to earn annual incentive compensation with a target equal to 75% of annual base salary based upon achievement of targets determined by our Board or the Compensation Committee for each fiscal year.

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In connection with his hire, Mr. Sangster was granted a stock option under our 2010 Plan and option agreement to purchase 350,000 shares of our Class A common stock. That option has since vested in full and has been exercised by Mr. Sangster. For additional details regarding Mr. Sangster’s equity awards, see “Executive Compensation – Executive Compensation Tables” above.

Mr. Sangster is a participant in our Executive Severance Policy and our Change of Control Severance Policy, both of which are described below.

Tyler Wall

We entered into an employment letter with Tyler Wall, our Chief Legal Officer, on November 20, 2017. The employment letter has an indefinite term and Mr. Wall’s employment is at-will. Mr. Wall’s current annual base salary is $475,000, and he is currently eligible to earn annual incentive compensation with a target equal to 75% of annual base salary based upon achievement of targets determined by our Board or the Compensation Committee for each fiscal year.

In connection with his hire, Mr. Wall was granted 300,000 RSUs under our 2016 Equity Incentive Plan, which have since vested in full. For additional details regarding Mr. Wall’s equity awards, see “Executive Compensation – Executive Compensation Tables” above.

Mr. Wall is a participant in our Executive Severance Policy and our Change of Control Severance Policy, both of which are described below.

Severance and Change of Control-Related Benefits

Executive Severance Policy

We have an Executive Severance Policy, pursuant to which a designated employee is eligible to receive severance benefits in lieu of any other severance payments and benefits, subject to the employee signing a participation agreement, in connection with the involuntary termination of their employment under the circumstances described in our Executive Severance Policy. Generally, upon a termination of the eligible employee either (i) by us, other than for Cause, death, or disability, or (ii) by the applicable eligible employee on account of a Constructive Termination (such termination, “Qualified Termination”), then our Executive Severance Policy provides for:

(1)	a lump sum payment equal to the participant’s annual base salary, as in effect immediately prior to the participant’s Qualified Termination or, if the termination is due to a resignation for Constructive Termination based on a material reduction in annual base salary, immediately prior to such reduction, multiplied by 100% for each Tier 1 eligible employee, 75% for each Tier 2 eligible employee and 50% for each Tier 3 eligible employee, and
(2)	payment or reimbursement, at our sole discretion, of the cost of continued health benefits for a period of up to twelve months for each Tier 1 eligible employee, up to nine months for each Tier 2 eligible employee and up to six months for each Tier 3 eligible employee.

In order to receive severance benefits under our Executive Severance Policy, a participant must timely execute and not revoke a release of claims in favor of us.

For purposes of our Executive Severance Policy, constructive termination (“Constructive Termination”) means the eligible employee’s termination of his or her employment after the occurrence of one or more of the following events without the applicable eligible employee’s express written consent:

(1)	a reduction in substantially all of the applicable eligible employee’s responsibilities relative to his or her responsibilities in effect immediately prior to such reduction (provided, however, that, a change in title or reporting structure, without more, shall not constitute a Constructive Termination), and
(2)	a reduction by us in the applicable eligible employee’s rate of annual base salary by more than 25% within a single calendar year (provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of our company shall not constitute a Constructive Termination).

In order for the applicable eligible employee’s termination of his or her employment to be a Constructive Termination, the eligible employee must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within 90 days of the initial existence of the grounds for “Constructive Termination” and a cure period of 30 days following our receipt of written notice, such grounds must not have been cured during such time, and the eligible employee must terminate his or her employment within 30 days following such cure period.

Each of our named executive officers is eligible to participate in our Executive Severance Policy. Therefore, we have not described and quantified estimated payments and benefits that would be provided in each covered circumstance under our Executive Severance Policy to any of our eligible named executive officers.

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Change of Control Severance Policy

We have a Change of Control and Severance Policy, pursuant to which a designated employee is eligible to receive severance benefits in lieu of any other severance payments and benefits, subject to the employee signing a participation agreement, in connection with a change of control of our company or in connection with the involuntary termination of their employment under the circumstances described in our Change of Control Severance Policy. Each of our named executive officers is a participant in our Change of Control Severance Policy. Generally, if a participant’s employment is terminated within three months prior to or 12 months following the consummation of a change of control, which such period is referred to as the change of control period, either by us or a subsidiary of ours other than for cause, death or disability or by the participant for good reason, then our Change of Control Severance Policy provides that:

(1)	the applicable percentage of the then-unvested shares subject to each of the participant’s then-outstanding time-based equity awards will immediately vest and become exercisable, with such percentage being 100% for each of our named executive officers,
(2)	for performance-based equity, the equity vesting benefit will be the amount that would have vested (a) based on actual performance, if performance has been measured or is measurable at the change of control; otherwise (b) at target level of performance,
(3)	a lump sum payment equal to the participant’s annual base salary, as in effect immediately prior to the participant’s termination or, if the termination is due to a resignation for good reason based on a material reduction in base salary, immediately prior to such reduction, or immediately prior to the change of control, whichever is greater, multiplied by 100% for each of our named executive officers,
(4)	a lump sum payment equal to the participant’s target annual bonus as in effect for the fiscal year in which his or her termination of employment occurs, multiplied by 100% for each of our named executive officers, and
(5)	payment or reimbursement of the cost of continued health benefits for a period of up to 12 months for each of our named executive officers.

In order to receive severance benefits under our Change of Control Severance Policy, a participant must timely execute and not revoke a release of claims in favor of us. In addition, our Change of Control Severance Policy provides that, if any payment or benefits to a participant, including the payments and benefits under our Change of Control Severance Policy, would constitute a parachute payment within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and would therefore be subject to an excise tax under Section 4999 of the Code, then such payments and benefits will be either (i) reduced to the largest portion of the payments and benefits that would result in no portion of the payments and benefits being subject to the excise tax, or (ii) not reduced, whichever, after taking into account all applicable federal, state and local employment and income taxes and the excise tax, results in the participant’s receipt, on an after-tax basis, of the greater payments and benefits.

For purposes of each of our Change of Control Severance Policy and our Executive Severance Policy, cause (“Cause”) means any of the following reasons (with any references to us interpreted to include any subsidiary, parent, affiliate or successor of ours):

•	the participant’s repeated willful failure to perform his or her duties and responsibilities to us or the participant’s material violation of any material written policy of ours;
•	the participant’s commission of any act of fraud, embezzlement or any other willful misconduct that has caused or is reasonably expected to result in injury to us;
•	the participant’s unauthorized use or disclosure of any proprietary information or trade secrets of ours or any other party to whom the participant owes an obligation of nondisclosure as a result of his or her relationship with us; or
•	the participant’s material breach of any of his or her obligations under any written agreement or covenant with us.

Where the facts giving rise to Cause are capable of being remedied, we are required to provide written notice to the participant of the facts giving rise to Cause and provide the participant with 30 calendar days with which to reasonably remedy such facts.

For purposes of our Change of Control Severance Policy, good reason means the participant’s termination of his or her employment in accordance with the next sentence after the occurrence of one or more of the following events without the participant’s express written consent:

•	a material reduction of the participant’s duties, authorities or responsibilities relative to the participant’s duties, authorities or responsibilities in effect immediately prior to such reduction (which, in the case of our CEO, includes ceasing to act as the CEO of the combined entity following the change of control);

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•	a material reduction by us in the participant’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of ours will not constitute good reason;
•	a material change in the geographic location of the participant’s primary work facility or location; provided, that a relocation of less than 35 miles from the participant’s then present location will not be considered a material change in geographic location; or
•	our failure to obtain from any successor or transferee of ours an express written and unconditional assumption of our obligations to the participant under our Change of Control Severance Policy.

In order for the participant’s termination of his or her employment to be for good reason, the participant must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for good reason within 90 days of the initial existence of the grounds for good reason and a cure period of 30 days following the date of written notice, such grounds must not have been cured during such time, and the participant must terminate his or her employment within 30 days following the expiration of our 30-day cure period.

Potential Payments Upon Termination or Change of Control

The following table sets forth the estimated payments that would be received by each of our named executive officers who remained employed with us as of July 31, 2022 if (i) pursuant to the terms of our Executive Severance Policy, a hypothetical termination of employment by us (other than for cause, death, or disability) or a hypothetical termination by the officer on account of a constructive termination had occurred on July 31, 2022 and (ii) pursuant to the terms of our Change of Control and Severance Policy, a hypothetical termination of employment by us (other than for cause, death, or disability) or a hypothetical termination by the officer for good reason in connection with a change of control of our company had occurred on July 31, 2022. The table below reflects amounts that would have been payable to the named executive officer assuming that, if applicable, the hypothetical termination occurred on July 31, 2022 and, if applicable, a change of control of our company also occurred on that date. Mr. Williams resigned as our Chief Financial Officer on April 30, 2022. Mr. Williams did not receive any severance payments or benefits in connection with his resignation.

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Name	Salary Severance(1) ($)	Bonus Severance(2) ($)	Value of Accelerated Vesting(3) ($)	Continuation of Medical Benefits(4) ($)	Total ($)
Rajiv Ramaswami
Termination by us (other than for cause, death, or disability) or termination by officer on account of constructive termination	800,000	—	—	30,731	830,731
Termination by us without cause or resignation for good reason during change of control period	800,000	800,000	16,208,739	30,731	17,839,470
Rukmini Sivaraman
Termination by us (other than for cause, death, or disability) or termination by officer on account of constructive termination	420,000	—	—	30,731	450,731
Termination by us (other than for cause, death, or disability) or termination by officer for good reason during change of control period	420,000	294,000	3,614,996	30,731	4,359,727
David M. Sangster
Termination by us (other than for cause, death, or disability) or termination by officer on account of constructive termination	475,000	—	—	30,731	505,731
Termination by us (other than for cause, death, or disability) or termination by officer for good reason during change of control period	475,000	356,250	4,301,202	30,731	5,163,183
Tyler Wall
Termination by us (other than for cause, death, or disability) or termination by officer on account of constructive termination	475,000	—	—	30,731	505,731
Termination by us (other than for cause, death, or disability) or termination by officer for good reason during change of control period	475,000	356,250	2,145,964	30,731	3,007,945
(1)	The amounts reported in this column reflect a lump-sum payment equal to 100% of the named executive officer’s annual base salary as of July 31, 2022 under our Executive Severance Policy and a lump-sum payment equal to 100% of the named executive officer’s annual base salary as of July 31, 2022 under our Change of Control and Severance Policy.
(2)	The amounts reported in this column reflect a lump-sum payment equal to 100% of the named executive officer’s annual bonus target for fiscal year 2022 under our Change of Control and Severance Policy.
(3)	The amounts reported in this column reflect RSU and PRSU payment values based upon the closing price of our Class A common stock of $15.13 as reported on The Nasdaq Global Select Market on July 31, 2022.
(4)	The amounts reported in this column reflect the cost of COBRA continuation coverage based on elected level of healthcare coverage (medical, dental and vision) for twelve months under our Executive Severance Policy and for twelve months under our Change of Control and Severance Policy.

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing (i) the ratio of the annual total compensation of our President and CEO, Rajiv Ramaswami, to (ii) the annual total compensation of our median employee, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

For fiscal year 2022:

•	the annual total compensation of our President and CEO was $12,928,676;
•	the annual total compensation of our median employee was $171,281; and
•	the ratio of the annual total compensation of our President and CEO to the annual total compensation of our median employee was 75:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

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We selected July 31, 2022 as the date on which to determine our employee population and the median employee. In determining this population, we included all worldwide full-time and part-time employees other than our President and CEO. We did not include any contractors in our employee population. As permitted by SEC rules, to identify our median employee, we elected to use total target cash compensation plus the grant date fair market value of equity awards, if any, as our consistently applied compensation measure, which we refer to herein as total target compensation and calculated as (i) base salary and target bonus as of July 31, 2022, and (ii) the grant date fair market value of equity awards issued during the previous twelve months. For employees paid in a currency other than U.S. dollars, we converted their compensation to U.S. dollars using the exchange rates used by us for various financial and accounting purposes in effect on July 31, 2022. To identify our median employee, we then calculated the total target direct compensation for our global employee population and excluded employees at the median who had anomalous compensation characteristics.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of July 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	23,824,860	$6.43	17,520,761
Equity plans not approved by stockholders	—	—	—
(1)	Includes 1,689,320 outstanding stock options and 22,135,540 outstanding RSUs.
(2)	The weighted average exercise price is calculated based solely on outstanding stock options and does not take into account stock underlying restricted stock units, which generally have no exercise price.
(3)	Includes 15,159,164 shares reserved for future equity grants under our 2016 Equity Incentive Plan and 2,361,597 shares reserved for future stock purchase plan awards under our ESPP. Our 2016 Equity Incentive Plan provides that the total number of shares reserved for issuance under our 2016 Equity Incentive Plan will be automatically increased on the first day of each fiscal year beginning in fiscal year 2018, by an amount equal to the least of (i) 18,000,000 shares, (ii) 5% of the outstanding shares of all classes of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as our Board may determine. Accordingly, on August 1, 2022, the number of shares of Class A common stock available for issuance under our 2016 Equity Incentive Plan increased by 11,346,891 shares, pursuant to this provision. This increase is not reflected in the table above, which is as of July 31, 2022.

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ADDITIONAL PROPOSALS

Proposal 7: Approval of Amendment and Restatement of Amended and Restated 2016 Employee Stock Purchase Plan

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL 7.

Reasons for the Amendment and Restatement

At the Annual Meeting, stockholders are being asked to approve the amendment and restatement of the ESPP as described below, including to increase the number of shares of our Class A common stock, or the Shares, authorized for sale under the ESPP. The amendment and restatement will be referred to as the ESPP Amendment. The ESPP was initially adopted by our Board in 2015 and was approved by our stockholders in 2016. The ESPP became effective in 2016 in connection with our initial public offering. A prior amendment to the ESPP was approved by our stockholders in 2019.

The ESPP is intended to provide an incentive to our employees who are eligible to participate by allowing them to purchase Shares at a price equal to 85% of the lower of the fair market value of the Share on either the first or last trading day of the applicable purchase period. As a result, the ESPP helps us align our employees’ interests with those of our stockholders and also assists us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, ultimately creating long-term value for our stockholders.

As of the Record Date, 1,363,314 Shares remained available for sale under the ESPP. Due to (i) the increase in our employee population, from approximately 5,340 employees as of July 31, 2019 to approximately 6,450 employees as of July 31, 2022, and (ii) the current rate of shares being purchased under the ESPP, we currently estimate that the remaining Share reserve would only last us through approximately the March 20, 2023 purchase date. As a result, the ESPP Amendment would increase the number of Shares currently available for sale under the ESPP by 12,442,247 Shares, bringing the total number of Shares that remain available for sale under the ESPP to 13,805,561 Shares, which represents approximately 6% of our outstanding Shares as of the close of business on the Record Date. Our company’s stockholders are being asked to approve the ESPP Amendment so that we may continue to operate the ESPP in light of its important role in encouraging equity ownership among our employees and assisting our company to recruit, retain and motivate qualified personnel. Other than the ESPP Amendment and the prior amendment to the ESPP approved by our stockholders in 2019, we have not made any material amendments to the ESPP since it became effective in 2016.

The Compensation Committee and our Board have approved the ESPP Amendment, subject to the approval of our stockholders at the Annual Meeting. In considering its recommendation to approve the ESPP Amendment, the Compensation Committee and our Board analyzed the historical number of Shares purchased under the ESPP since the ESPP became effective in 2016, the motivational, recruiting and retention value of the ESPP, as well as the projected number of Shares required to fully fund the ESPP in future years. The number of Shares purchased under the ESPP in each of fiscal years 2020, 2021 and 2022 was 3,319,834, 3,980,477, and 2,827,004, respectively. Although the Compensation Committee and our Board considered the historical Share purchases, the actual number of Shares that will be purchased under the ESPP in any given future year will depend on a number of factors including, for example, the number of participants, each participant’s contribution rate, and our stock price. Based on usage in fiscal year 2022 and projected participation numbers and contribution rates, we currently anticipate that the increased Share reserve represented by the ESPP Amendment would allow us to fully fund the ESPP for a period of approximately three years. However, the actual number of Shares that will be purchased under the ESPP, and time period over which the increased Share reserve will allow us to fully fund the ESPP, will vary based on the factors noted above. We believe that participation in our ESPP is important to our employees and key to our ongoing recruiting efforts, and therefore the ESPP Amendment is important to our continued success. Our Board believes that it is in the best interests of our company and our stockholders to approve the ESPP Amendment.

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The ESPP Amendment also provides that any contributions accumulated in a participant’s account not sufficient to purchase a full share on the last trading day of the applicable purchase period will be returned to the participant in lieu of retaining such contributions in the participant’s account for the subsequent purchase period or offering period. This amendment is being proposed as a matter of administrative convenience.

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP, and is qualified in its entirety by the specific language of the ESPP. A copy of the ESPP, as it is proposed to be amended, is provided as Appendix C to this Proxy Statement.

General

The ESPP is intended to have two components: (i) the first component, or the 423 Component, is intended to qualify as an employee stock purchase plan under Section 423 of the Code; and (ii) the second component, or the Non-423 Component, under which the ESPP authorizes the grant of an option to purchase Shares that are not intended to qualify under Section 423 of the Code, pursuant to rules, procedures or sub-plans adopted by the ESPP’s administrator, or Administrator, that are generally designed to achieve tax, securities laws, or other objectives for eligible employees and our company.

Purpose

The purpose of the ESPP is to provide employees of our company and its designated subsidiaries with an opportunity to purchase Shares through accumulated contributions as permitted under the ESPP. The ESPP serves as an important tool for us in recruiting, retaining and motivating talented employees and aligns our employees’ interests with those of our stockholders by encouraging equity ownership among our employees.

Eligibility to Participate

In general, employees of Nutanix and any subsidiaries or affiliates that have been designed as eligible to participate in the ESPP who are customarily employed for at least 20 hours per week and more than five months in any calendar year by the applicable employer are eligible to participate in the ESPP. The Administrator may change the eligibility requirements consistent with the terms of the ESPP, but any such determination must be made before the start of the applicable offering period and, for each offering under the 423 Component, must be made on a uniform and nondiscriminatory basis. In the case of the Non-423 Component, eligible employees may be excluded from participation in the ESPP or an offering if the Administrator has determined that participation of such eligible employee is not advisable or practicable. As of the Record Date, approximately 6,350 employees are expected to be eligible to participate in the ESPP in the offering period that is scheduled to start on the first trading day on or after March 20, 2023.

However, an employee is not eligible to participate in the ESPP if, immediately after the grant of an option, he or she would own capital stock of our company or its parent or subsidiary and/or hold outstanding options to purchase such stock equal to 5% or more of the total combined voting power or value of all classes of our company’s capital stock or the stock of any parent or subsidiary of our company (including stock attributed to the applicable employee under Section 424(d) of the Code). In addition, an eligible employee’s right to buy Shares under the ESPP may not accrue at a rate exceeding USD $25,000 worth of Shares (determined based on the fair market value of such Shares at the beginning of the applicable offering period) per calendar year for each calendar year in which the offering period is in effect.

Enrollment

Eligible employees may voluntarily elect to participate in the ESPP by (i) submitting to our company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable enrollment date, a properly completed subscription agreement authorizing contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator. Each eligible employee who joins the ESPP is granted an option to purchase Shares on each enrollment date while participating in the ESPP and is automatically re-enrolled for additional rolling six-month purchase periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to the terms of the ESPP). Eligible employees who participate in the ESPP are referred to collectively as Participants and individually as a Participant.

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Contributions

Eligible employees may voluntarily elect to contribute in the ESPP through contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) in an amount not exceeding 15% of the applicable eligible employee’s eligible compensation. For this purpose, eligible compensation generally includes the applicable eligible employee’s regular and recurring straight time gross earnings, commissions, bonus and other incentive compensation, and payments for overtime. The Administrator may establish a different definition of compensation on a uniform and nondiscriminatory basis in its discretion, and may decrease the size of contributions to 0% at any time during an offering period to the extent necessary to comply with Section 423(b)(8) of the Code and other applicable terms of and limitations under the ESPP.

Purchase of Shares

Currently, Shares are offered under the ESPP through a series of consecutive offering periods approximately 12 months in duration that are scheduled to start on the first trading day on or after March 20 and September 20 of each year and terminate on the first trading day on or after March 20 and September 20, approximately 12 months later. Each offering period generally contains two consecutive six-month purchase periods. On the last trading day of each purchase period, our company uses each Participant’s payroll deductions or contributions to purchase Shares for the Participant.

The Administrator also has discretion to set a limit on the number of Shares that may be purchased during any six-month purchase period (currently 1,000 Shares, unless otherwise determined by the Administrator). Further, under certain circumstances whereby the number of Shares to be purchased in a purchase period exceeds the number of Shares available for purchase under the ESPP, the Administrator may make adjustments that result in the purchase of a lesser number of Shares. The Administrator also may decrease the size of contributions to 0% at any time during an offering period to the extent necessary to comply with Section 423(b)(8) of the Code and other applicable terms of and limitations under the ESPP. Until Shares have been purchased and delivered to a Participant (as evidenced by the appropriate entry in our company’s books or a duly authorized transfer agent of our company), the Participant will have no voting, dividend, or other stockholder rights with respect to the Shares.

Purchase Price

Eligible employees are allowed to purchase Shares under the ESPP at a price equal to the lesser of (i) 85% of the fair market value of our Shares on the first trading day of the applicable offering period, or the Enrollment Date, or (ii) 85% of the fair market value of our Shares on the Exercise Date. To the extent permitted by applicable laws, if the fair market value of Shares on any Exercise Date in an offering period is lower than the fair market value of the Shares on the Enrollment Date of such offering period, then all Participants in such offering period will be automatically withdrawn from such offering period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following offering period as of the first day thereof.

Currently, any contributions accumulated in a participant’s account not sufficient to purchase a full share on an Exercise Date are retained in the participant’s account for the subsequent purchase period or offering period. If stockholders approve the ESPP Amendment, then such contributions will instead be returned to the participant.

Number of Shares of Common Stock Available for Sale under the ESPP

Currently, (i) a maximum of 11,529,531 Shares have been approved for sale pursuant to the ESPP, and (ii) 1,363,314 Shares remain available for sale under the ESPP. If stockholders approve the ESPP Amendment, then (i) the maximum number of Shares available for sale under the ESPP will be increased to 13,805,561 Shares, and (ii) 13,805,561 Shares will be immediately available for sale under the ESPP. If stockholders do not approve the ESPP Amendment, no Shares will be added to the total number of Shares reserved for sale under the ESPP, and the ESPP will continue under its existing terms.

Evergreen Provision

The ESPP does not provide for an automatic annual increase in the number of Shares reserved for issuance under the ESPP.

Administration

Our Board, or a committee thereof designated by our Board that complies with applicable laws, may administer the ESPP. Currently, the Compensation Committee serves as the Administrator of the ESPP at the discretion of our Board and subject to the terms of the ESPP. Subject to the terms of the ESPP, the Administrator has full and exclusive discretionary authority to interpret and apply the terms of the ESPP, to establish rules, procedures, sub-plans, and

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appendices to the subscription agreement necessary for administration of the ESPP, to determine eligibility, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates of our company as participating in the 423 Component or the Non-423 Component, and to adjudicate all disputed claims filed under the ESPP. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. The Administrator also may adopt rules and procedures regarding: the definition of compensation, eligibility, handling of contributions, making of contributions to the ESPP, establishment of bank or trust accounts to hold contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures, and handling of stock certificates that vary with applicable local requirements.

Termination of Participation

Participation in the ESPP generally terminates when a Participant’s employment with our company or its subsidiaries ceases for any reason, the Participant withdraws from the ESPP, or our company terminates or amends the ESPP such that the Participant no longer is eligible to participate. A Participant may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to the deadline, specified by our company’s stock administration office. Upon withdrawal from the ESPP, generally the Participant will receive all amounts credited to his or her account, without interest (unless otherwise required by applicable law), and his or her payroll withholdings or contributions under the ESPP will cease.

Non-transferability

Neither contributions credited to a Participant’s account nor any rights or interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the applicable Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that our company may treat such act as an election to withdraw funds from an offering period in accordance with the terms of the ESPP.

Certain Transactions

In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of our company, or other change in our company’s corporate structure affecting the Shares occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of Shares that may be delivered under the ESPP, the purchase price per Share and the number of Shares covered by each option under the ESPP that has not yet been exercised, and the numerical limits under the ESPP. In the event of the proposed dissolution or liquidation of our company, any offering period then in progress will be shortened by setting a new Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. In the event of a merger or change of control of our company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period with respect to which such option relates will be shortened by setting a new Exercise Date on which such offering period shall end.

Amendment and Termination

The Administrator, in its sole discretion, may amend, suspend or terminate the ESPP, or any part thereof, at any time and for any reason. The ESPP will continue in effect unless terminated by the Administrator in accordance with its terms. If the Administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the Administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the Administrator, in its discretion, may elect to terminate all outstanding offering periods either immediately or after completion of the purchase of Shares on the next Exercise Date (which may be adjusted to occur sooner than originally scheduled), or may elect to permit offering periods to expire in accordance with their terms. If options are terminated prior to expiration, then all amounts then credited to Participants’ accounts that have not been used to purchase Shares will be returned the Participants, without interest (unless otherwise required by applicable law), as soon as administratively practicable.

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Number of Shares Purchased by Certain Individuals and Groups

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of contributions of eligible compensation. Further, the number of Shares that may be purchased under the ESPP is determined, in part, by the price of our Shares on the Enrollment Date and the Exercise Date.

Accordingly, the actual number of Shares that may be purchased by any individual is not determinable. For illustrative purposes only, the following table sets forth (i) the number of Shares that were purchased during fiscal year 2022 under the ESPP, and (ii) the weighted average per Share purchase price paid for such Shares, for each of our Named Executive Officers, all current executive officers as a group, and all other employees who participated in the ESPP as a group. Our executive officers have an interest in the approval of the ESPP Amendment by our stockholders because they are eligible to participate in the ESPP. Non-employee members of our Board are not eligible to participate in the ESPP.

Name of Individual or Identity of Group and Position	Number of Shares Purchased (#)	Weighted Average Purchase Price Per Share ($)
Rajiv Ramaswami President and Chief Executive Officer	1,906	22.29
Rukmini Sivaraman Chief Financial Officer	—	—
David Sangster Chief Operating Officer	—	—
Tyler Wall Chief Legal Officer	1,350	22.29
Duston M. Williams Former Chief Financial Officer	1,350	22.29
All current executive officers as a group(1)	3,256	22.29
All current directors who are not executive officers as a group(2)	—	—
All other employees (including all current officers who are not executive officers) as a group	2,822,398	22.15
(1)	Mr. Williams resigned effective April 30, 2022 and therefore is not included in the group of current executive officers.
(2)	Non-employee directors are not eligible to participate in the ESPP.

U.S. Federal Income Tax Consequences

The following brief summary of the effect of U.S. federal income taxation upon the Participant and our company with respect to the Shares purchased under the ESPP is based on management’s understanding of current U.S. federal income tax laws, does not purport to be complete, and does not discuss the tax consequences of a Participant’s death or the income tax laws of any state or foreign country in which the Participant may reside.

The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that so qualifies, no taxable income will be recognized by a Participant, and no deductions will be allowable to our company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the Shares acquired under the ESPP or in the event of the Participant’s death while still owning the purchased Shares.

If the Participant sells or otherwise disposes of the purchased Shares within two (2) years after the start date of the offering period in which the Shares were acquired or within one (1) year after the actual purchase date of those Shares, then the Participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the Shares on the purchase date exceeded the purchase price paid for those Shares, and our company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs equal in amount to such excess. The amount of this ordinary income will be added to the Participant’s basis in the Shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the Shares have been held for more than one (1) year since the date of purchase, the gain or loss will be long-term.

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If the Participant sells or disposes of the purchased Shares more than two (2) years after the start date of the offering period in which the Shares were acquired and more than one (1) year after the actual purchase date of those Shares, then the Participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the Shares on the sale or disposition date exceeded the purchase price paid for those Shares, or (ii) 15% of the fair market value of the Shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the Shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. Our company will not be entitled to an income tax deduction with respect to such disposition.

Registration of Shares

If the ESPP Amendment is approved by our stockholders, our Board intends to cause the additional Shares that will become available for sale as a result of the ESPP Amendment to be registered on a Form S-8 Registration Statement to be filed with the SEC at our company’s expense prior to the sale of any such Shares.

Summary and Recommendation of our Board

Our Board believes that it is in the best interests of our company and our stockholders to continue to provide eligible employees with the opportunity to purchase Shares through the ESPP, which plays an important role in encouraging equity ownership among our employees and assisting our company to recruit, retain and motivate talented employees. We strongly believe that the ESPP is essential for us to compete for talent in the labor markets in which we operate. Accordingly, our Board unanimously recommends a vote FOR the approval of the ESPP Amendment.

Vote Required

Approval of Proposal 7 requires FOR votes from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of this proposal.

If our stockholders do not approve the ESPP Amendment, our ESPP will remain in effect without the ESPP Amendment, but our goals of recruiting, retaining and motivating talented employees will be more difficult to meet. We believe that the approval of the ESPP Amendment is important to our continued success.

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STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on October 11, 2022, certain information with respect to the beneficial ownership of our common stock: (i) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock; (ii) by each of our directors; (iii) by each of our named executive officers; and (iv) by all of our current executive officers and directors as a group.

The percentage of shares beneficially owned shown in the table is based on 230,085,836 shares of Class A common stock as of the close of business on October 11, 2022. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock with respect to which the individual has the right to acquire beneficial ownership within 60 days of October 11, 2022 through the exercise of any stock option or other right. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Shares Beneficially Owned	%
5% Stockholders:
Entities affiliated with Fidelity(1)	33,628,974	14.6
Entities affiliated with the Vanguard Group(2)	25,459,958	11.1
Entities affiliated with Generation Investment Management LLP(3)	21,163,311	9.2
Named Executive Officers and Directors:
Rajiv Ramaswami	267,576	*
Rukmini Sivaraman	95,237	*
David Sangster	199,763	*
Tyler Wall	129,296	*
Duston M. Williams	314,104	*
Craig Conway(4)	49,681	*
Max de Groen(5)	22,330	*
Virginia Gambale(6)	36,620	*
Steven J. Gomo(7)	120,060	*
David Humphrey(8)	22,330	*
Gayle Sheppard(9)	7,484	*
Brian Stevens(10)	34,565	*
All current directors and executive officers as a group (11 persons)(11)	984,942	*
*	Denotes less than 1%

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(1)	Consists of: (i) 72,872 shares of Class A common stock directly held by investment companies advised by Fidelity Management & Research Company LLC, an indirect wholly-owned subsidiary of FMR LLC; and (ii) 33,556,102 shares of Class A common stock held of record by FMR LLC and its affiliates. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Based on a Schedule 13G/A filed on February 9, 2022 and a Form 13F-HR filed on August 12, 2022 by FMR LLC.
(2)	Consists of 25,459,958 shares of Class A common stock beneficially owned by The Vanguard Group and its affiliates. Based on a Schedule 13G/A filed on January 10, 2022 and a Form 13F-HR filed on August 12, 2022 by The Vanguard Group and its affiliates. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Consists of 21,163,311 shares of Class A common stock beneficially owned by Generation Investment Management LLP. Based on a Schedule 13G/A filed on February 14, 2022 and a Form 13F-HR filed on August 12, 2022, by Generation Investment Management LLP. The address for Generation Investment Management LLP is 20 Air Street, 7th floor, London, United Kingdom W1B 5AN.
(4)	Consists of (i) 42,316 shares of Class A common stock held of record by Mr. Conway and (ii) 7,365 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.
(5)	Consists of (i) 14,965 shares of Class A common stock held of record by Mr. de Groen and (ii) 7,365 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.
(6)	Consists of (i) 23,755 shares of Class A common stock held of record by Ms. Gambale, (ii) 5,500 shares of Class A common stock held of record by Virginia Gambale TTEE Virginia Gambale REV Trust DTD 5/22/2003 for which Ms. Gambale serves as trustee, and (iii) 7,365 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.
(7)	Consists of (i) 112,695 shares of Class A common stock held of record by Mr. Gomo and (ii) 7,365 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.
(8)	Consists of (i) 14,965 shares of Class A common stock held of record by Mr. Humphrey and (ii) 7,365 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.
(9)	Consists of 7,484 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.
(10)	Consists of (i) 27,200 shares of Class A common stock held of record by Mr. Stevens and (ii) 7,365 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.
(11)	Consists of (i) 933,268 shares of Class A common stock beneficially owned by our current directors and executive officers as a group, and (ii) 51,674 shares of Class A common stock issuable upon vesting of RSUs within 60 days of October 11, 2022.

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OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the associated proxy intend to vote on such matters in accordance with their best judgment.

We filed our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 with the SEC on September 21, 2022. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report at http://ir.nutanix.com, or a copy of our Annual Report is available without charge upon written request to our Secretary at 1740 Technology Drive, Suite 150, San Jose, California 95110.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We mailed the Notice on or about October 24 , 2022 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend and participate in the Annual Meeting online?

We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting, live online at www.virtualshareholdermeeting.com/NTNX2022. The webcast will start at 9:00 a.m., Pacific Time. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/NTNX2022.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on October 11, 2022, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. As of the close of business on the record date, there were 230,085,836 shares of Class A common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, as of the close of business on the record date, your shares of Class A common stock were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, as of the close of business on the record date, your shares of Class A common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice will be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. Since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from your broker, bank or other agent.

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What matters am I voting on?

There are seven matters scheduled for a vote:

•	the approval of amendments to our Amended and Restated Certificate of Incorporation to declassify our Board;
•	the approval of amendments to our Amended and Restated Certificate of Incorporation to remove supermajority voting requirements;
•	the approval of amendments to our Amended and Restated Certificate of Incorporation to eliminate inoperative provisions and update certain other miscellaneous provisions;
•	the election of three Class III directors to hold office until the annual meeting of stockholders to take place after the end of fiscal year ending July 31, 2025;
•	the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023;
•	the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
•	the approval of amendments to our Amended and Restated 2016 Employee Stock Purchase Plan.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy through the Internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/NTNX2022, starting at 9:00 a.m., Pacific Time, on December 9, 2022.
•	To vote online before the Annual Meeting, go to www.proxyvote.com.
•	To vote by toll-free telephone, call 1-800-690-6903 if you are a stockholder of record or 1-800-454-8683 if you are a “beneficial” stockholder (be sure to have your Notice or proxy card in hand when you call).
•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by Internet or phone or your signed proxy card up until 11:59 p.m., Eastern Time, the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number. The control number will be included in the Notice, or on your proxy card if you are a stockholder of record of shares of Class A common stock, or included with your voting instructions received from your broker, bank or other agent if you hold your shares of Class A common stock in “street name.”

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.

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Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may revoke your proxy at any time before the close of voting using one of the following methods:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•	You may send a written notice that you are revoking your proxy to our Secretary at 1740 Technology Drive, Suite 150, San Jose, California 95110.
•	You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the Internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when (i) a broker or other nominee holds shares for a beneficial owner, (ii) the beneficial owner has not given the respective broker specific voting instructions, (iii) the matter is non-routine in nature, and (iv) there is at least one routine proposal presented at the applicable meeting of stockholders (such as Proposal 5 at this Annual Meeting). Under applicable rules, a broker or other nominee has discretionary voting power only with respect to proposals that are considered “routine,” but not with respect to “non-routine” proposals. Broker non-votes are considered present for purposes of determining the presence of a quorum so long as the shares represented by a broker or other nominee who holds shares for a beneficial owner, where the beneficial owner has not given the respective broker or other nominee specific voting instructions, can be voted for, against or in abstention for at least one proposal presented at the Annual Meeting. Since there is one routine proposal presented at the Annual Meeting (Proposal 5) on which brokers and other nominees have such discretionary voting power, broker non-votes will be counted for quorum purposes at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of votes cast or considered entitled to vote, as applicable, on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on Proposals 4, 5, 6 and 7. In the case of Proposals 1, 2 and 3 broker non-votes are also counted as votes against the proposal.

Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal, and occur when shares present at the meeting are marked ABSTAIN. Abstentions are counted for purposes of determining whether a quorum is present but will not otherwise affect the outcome of the vote on Proposal 4. In the case of Proposals 1, 2, 3, 5, 6 and 7, abstentions are also counted as votes AGAINST the proposal.

Proposals 1, 2, 3, 4, 6 and 7 are non-routine matters, so your broker or nominee may not vote your shares on Proposals 1, 2, 3, 4, 6 or 7 without your instructions. Proposal 5, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023, is a routine matter so your broker or nominee may vote your shares on Proposal 5 even in the absence of your instruction. Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the amendment and restatement of our Amended and Restated Certificate of Incorporation to declassify the board of directors and provide for the annual election of directors, FOR the amendment and restatement of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements, FOR the amendment and restatement of our Amended and Restated Certificate of Incorporation to eliminate inoperative provisions and update certain other miscellaneous provisions, FOR the election of all three nominees as Class III directors, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2023, FOR the approval of the compensation of our named executive officers,

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and FOR the amendment and restatement of our Amended and Restated 2016 Employee Stock Purchase Plan. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using the proxyholder’s best judgment.

How many votes do I have?

Each holder of Class A common stock will have the right to one vote per share of Class A common stock. Stockholders are not permitted to cumulate votes with respect to the election of directors.

How many votes are needed to approve each proposal and how are the votes counted?

Proposal 1: The approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to declassify the board of directors and provide for the annual election of directors must receive FOR votes from the holders of at least 66⅔% of the voting power of the outstanding shares entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions and broker non-votes are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Approval of Proposal 1 is also conditioned on the approval of Proposals 2 and 3. If either Proposal 2 or 3 is not approved, our Board will not implement Proposal 1, even if it is approved by the requisite vote of our stockholders.

Proposal 2: The approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements must receive FOR votes from the holders of at least 66⅔% of the voting power of the outstanding shares entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions and broker non-votes are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Approval of Proposal 2 is also conditioned on the approval of Proposals 1 and 3. If either Proposal 1 or 3 is not approved, our Board will not implement Proposal 2, even if it is approved by the requisite vote of our stockholders.

Proposal 3: The approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to eliminate inoperative provisions and update certain other miscellaneous provisions must receive FOR votes from the holders of at least 66⅔% of the voting power of the outstanding shares entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions and broker non-votes are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Approval of Proposal 3 is also conditioned on the approval of Proposals 1 and 2. If either Proposal 1 or 3 is not approved, our Board will not implement Proposal 3, even if it is approved by the requisite vote of our stockholders.

Proposal 4: Directors are elected by a majority of the votes cast, meaning that the number of shares voted FOR a director’s election exceeds the number of votes cast AGAINST such director’s election. You may vote FOR, AGAINST, or ABSTAIN on each of the nominees for election as director. Abstentions will not be counted for purposes of determining the number of votes cast with respect to the election of a director, and thus will have no effect on the outcome of the vote. Broker non-votes will have no effect on the outcome of the vote.

Proposal 5: The ratification of the selection of our independent registered public accounting firm for the fiscal year ending July 31, 2023, must receive FOR votes from the holders of a majority in voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect as a vote on the outcome of this proposal.

Proposal 6: The approval, on an advisory basis, of the compensation of our named executive officers must receive FOR votes from the holders of a majority of the voting power of the shares present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our Board values stockholders’ opinions. The Compensation Committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

Proposal 7: The approval of the amendment and restatement of our Amended and Restated 2016 Employee Stock Purchase Plan, including to increase the maximum number of shares of our Class A common stock authorized for sale thereunder by 12,442,247 shares, must receive FOR votes from the holders of a majority of the voting power of the shares

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present at the Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. You may vote FOR, AGAINST, or ABSTAIN with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Who counts the votes?

We have engaged Broadridge Financial Solutions as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet (either prior to or during the Annual Meeting) or by telephone, Broadridge Financial Solutions will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge Financial Solutions for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge Financial Solutions on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies to be voted at the Annual Meeting. We intend to retain Alliance Advisors, LLC for various services related to the solicitation of proxies, which we anticipate will cost approximately $14,500, plus reimbursement of expenses. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2023 annual meeting of stockholders must be received by us no later than June 26 , 2023 in order to be considered for inclusion in our proxy materials for that meeting.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting

Our amended and restated bylaws contain advance notice provisions that provide that, for stockholder director nominations or other proposals to be considered at an annual meeting of stockholders, the stockholder must give timely notice thereof in writing to our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110. To be timely for our 2023 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at Nutanix, Inc., 1740 Technology Drive, Suite 150, San Jose, California 95110 not later than the close of business on September 9, 2023 nor earlier than the close of business on August 10, 2023. A stockholder’s notice to the Secretary must set forth the information required by our amended and restated bylaws, which bylaws include the information required by Rule 14a-19 of the Exchange Act.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of Class A common stock issued, outstanding and entitled to vote are present in person at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the stockholders entitled to vote at the Annual Meeting that are present in person or represented by proxy may adjourn the meeting to another date.

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How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during or shortly following the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Nutanix, Inc.

Attention: Investor Relations
1740 Technology Drive, Suite 150
San Jose, California 95110

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APPENDIX A – KEY PERFORMANCE MEASURES AND NON-GAAP FINANCIAL MEASURES

This proxy statement includes the following key performance and non-GAAP financial measures:

•	ACV billings — We calculate ACV billings as the sum of the ACV for all contracts billed during the period. ACV is defined as the total annualized value of a contract, excluding amounts related to professional services and hardware. We calculate the total annualized value for a contract by dividing the total value of the contract by the number of years in the term of such contract, using, where applicable, an assumed term of five years for contracts that do not have a specified term.
•	Annual recurring revenue (“ARR”) — We calculate ARR as the sum of ACV for all non-life-of-device contracts in effect as of the end of a specific period. For the purposes of this calculation, we assume that the contract term begins on the date a contract is booked, unless the terms of such contract prevent us from fulfilling our obligations until a later period, and irrespective of the periods in which we would recognize revenue for such contract.
•	Free cash flow — We calculate free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment, which measures our ability to generate cash from our business operations after our capital expenditures.

ACV billings is a performance measure that we believe provides useful information to our management and investors as they allow us to better track the topline growth of our business during our transition to a subscription-based business model because they take into account variability in term lengths. ARR is a performance measure that we believe provides useful information to our management and investors as it allows us to better track the topline growth of our subscription business because it takes into account variability in term lengths. Free cash flow is a performance measure that we believe provides useful information to our management and investors about the amount of cash generated by the business after necessary capital expenditures, and we define free cash flow as net cash provided by (used in) operating activities less purchases of property and equipment. We use these key performance and non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. However, these key performance and non-GAAP financial measures have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. There is no GAAP measure that is comparable to ACV billings or ARR, so we have not reconciled the ACV billings or ARR data included in this proxy statement to any GAAP measure. The GAAP measure that is most comparable to free cash flow is net cash flow provided (used in) provided by operating activities. Set forth below is a reconciliation of free cash flow to net cash flow provided (used in) provided by operating activities. In addition, other companies, including companies in our industry, may calculate key performance measures and non-GAAP financial measures and differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our key performance measures and non-GAAP financial measures as tools for comparison. We urge you not to rely on any single financial measure to evaluate our business.

	Fiscal Year Ended July 31,
	2021	2022
	($)	($)
	(in thousands)
Net cash (used in) provided by operating activities	(99,810)	67,543
Purchases of property and equipment	(58,647)	(49,058)
FREE CASH FLOW (NON-GAAP)	(158,457)	18,485

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APPENDIX B - PROPOSED AMENDED & RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NUTANIX, INC.

Nutanix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.	The name of the Corporation is Nutanix, Inc.

B.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 22, 2009.

~~B~~C.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the affirmative vote of the stockholders of the Corporation, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

~~C.~~	~~This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law of Delaware.~~

D.	The text of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as set forth in EXHIBIT A attached hereto.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which amends and restates ~~and integrates and also further amends~~ the Corporation’s existing amended and restated certificate of incorporation, and which has been duly adopted by this ~~corporation’s~~Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections ~~228,~~ 242 and 245 of the ~~Delaware~~ General Corporation Law of the State of Delaware, has been executed by its duly authorized officer as of the date set forth below.

NUTANIX, INC.

By:
Name: ~~Dheeraj Pandey~~
Title: ~~Chief Executive Officer and Chairman~~
Date: ~~October 5, 2016~~

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Exhibit A

Article I

The name of the Corporation is Nutanix, Inc. (the “Corporation”).

Article II

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article III

The address of the Corporation’s registered office in the State of Delaware is ~~2711 Centerville Road, Suite 400, in the City of~~251 Little Falls Drive, Wilmington, County of New Castle, Zip Code 19808. The name of the registered agent at such address is Corporation Service Company.

Article IV

4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is ~~1,400,000,000~~1,200,000,000 shares, consisting of 1,000,000,000 shares of Class A Common Stock, par value $0.000025 per share (the “Class A Common Stock”), ~~200,000,000 shares of Class B Common Stock, par value $0.000025 per share (the “Class B Common Stock”)~~ and 200,000,000 shares of Preferred Stock, par value $0.000025 per share (the “Preferred Stock”).

4.2     Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Class A ~~Common Stock, Class B~~ Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the ~~outstanding~~then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto)~~, voting together as a single class~~, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this ARTICLE IV (or any certificate of designation with respect thereto).

4.3     ~~Rights of~~Class A Common Stock ~~and Class B Common Stock~~.

  ~~(a)      Voting Rights.~~

    ~~1.~~(a)     ~~General Right to Vote Together; Exception.~~ Except as otherwise expressly provided herein or required by applicable law, the holders of shares of Class A Common Stock shall be entitled to one (1) vote for each such share held by them ~~and the holders of shares of Class B Common Stock shall be entitled to ten (10) votes for each such share held by them~~ as of the applicable record date on each matter properly submitted to the stockholders on which the holders of shares of Class A Common Stock ~~and Class B Common Stock~~ are entitled to vote.

    ~~(a)~~(b)     Except ~~as otherwise required by law or this certificate of incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificates of designation of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders, the holders of shares of Class A Common Stock and Class B Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except~~ as otherwise required by law or provided by the terms of this Amended and Restated Certificate of Incorporation, including Section 4.2 hereof, holders of Class A Common Stock ~~and Class B Common Stock~~ shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences, or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including, without limitation, by any ~~certificates~~certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

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    ~~(b)     Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:~~

~~1.     Dividends and Distributions. Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally, identically and ratably, on a per share basis, in such dividends and distributions, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event a distribution is paid in the form of Class A Common Stock or Class B Common Stock (or rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or rights to acquire such stock, as the case may be).~~

~~2.     Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.~~

~~3.     Treatment in Change of Control Transaction. In the event of a Change of Control Transaction, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, equally, identically and ratably in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by them, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.~~

     ~~(c)     Voluntary and Automatic Conversion of Class B Common Stock.~~

~~1.     Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.~~

~~2.     Automatic Conversion for All Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the earliest to occur of:~~

~~(A)     the date specified by the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Class B Common Stock, voting as a single class; and~~

~~(B)     5:00 p.m. in New York City, New York on the first Trading Day falling on or after the seventeen year anniversary of October 5, 2016.~~

~~3.     Automatic Conversion for Individual Holder’s Class B Common Stock.~~

~~(A)    Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock a Transfer of such share. Such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. No such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (1) through (5) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:~~

~~(1)     a bona fide trust (X) where each trustee is either (a) the holder, (b) the Immediate Family of such holder, (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments, or (d) solely in the case of any such trust established by a natural person grantor prior to October 5, 2016, any other bona fide trustee, and (Y) solely for the benefit of (i) such holder or (ii) the Immediate Family of such holder;~~

~~(2)     such holder’s Immediate Family; provided, that such Transfer does not involve any payment of cash, securities, property or other consideration to the holder;~~

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~~(3)     an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such account, plan or trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;~~

~~(4)     a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or~~

~~(5)     a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.~~

~~(B)     Each share of Class B Common Stock held by a Class B Stockholder or its Affiliates shall automatically convert into one (1) share of Class A Common Stock immediately upon the closing of a Transfer after which the Class B Stockholder, including its Affiliates, would hold less than twenty percent (20%) of the shares of Class B Common Stock that were held by such Class B Stockholder and its Affiliates as of October 5, 2016 (as adjusted for stock splits, stock dividends, reclassification and the like).~~

~~(d)     Conversion Upon Death. Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder.~~

~~(e)     Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary or Assistant Secretary of the Corporation or the Board or a duly authorized committee thereof that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.~~

~~(f)     Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 4.3(c)(3), such conversion shall be deemed to have been made at the time that the Transfer of shares occurred. Upon any conversion of Class B Common Stock into Class A Common Stock, all rights of the shares of Class B Common Stock as Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in Section 4.3(c) of this ARTICLE IV shall be retired and may not be reissued.~~

~~(g)     Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.~~

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~~(h)     No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of options, warrants or similar rights to acquire Class B Common Stock outstanding at October 5, 2016, or a dividend payable in accordance with ARTICLE IV, Section 4.3(b), the Corporation shall not at any time after October 5, 2016, issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.~~

4.4     Preferred Stock.

   (a)    The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions and to set forth in one or more certificates of designation filed pursuant to the DGCL the powers, designations, preferences and relative, ~~participation~~participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

   (b)    The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in ~~the~~this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. ~~If~~ Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease ~~shall~~to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

~~The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this ARTICLE V:~~

~~“Affiliates” means (i) with respect to any holder, any other holder who, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any general partner, managing member, officer or director of such holder, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such holder and (ii) a trust created for the benefit of the holder or a holder’s Immediate Family.~~

~~“Change of Control Share Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming, solely for purposes of this definition, the Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Corporation (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation (assuming, solely for purposes of this definition, the Class A Common Stock and Class B Common Stock each have one (1) vote per share).~~

~~“Change of Control Transaction” means (i) the closing of any sale, transfer or other disposition of all or substantially all of the assets of the Corporation, (ii) the consummation of a merger, reorganization, consolidation or share transfer which results in the voting securities of the Corporation outstanding immediately prior to the transaction (or the voting securities issued with respect to voting securities of the Corporation outstanding immediately prior to the transaction) representing less than a majority of the combined voting power of the voting securities of the Corporation or the surviving or acquiring entity, as applicable, immediately after the transaction, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the Corporation if, after closing, the transferee person or group would hold 50% or more of the voting power of the outstanding capital stock of the Corporation (or the surviving or acquiring entity), (iv) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or (v) any Change of Control Share Issuance.~~

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~~“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock as of October 5, 2016, (ii) the Permitted Transferee until the shares of Class B Common Stock held by such Permitted Transferee are converted as provided herein and (iii) the initial registered holder of any shares of Class B Common Stock that are issued by the Corporation after October 5, 2016.~~

~~“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.~~

~~“Immediate Family” means any child, stepchild, grandchild or other descendant, any parent, stepparent, grandparent or other ancestor, any spouse, sibling, niece, nephew, uncle, aunt, mother-in-law, father-in-law, son-in-law, daughter-in-law, or brother-in-law or sister-in-law, including adoptive relationships.~~

~~“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Select Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.~~

~~“Trading Day” means any day on which the Securities Exchange is open for trading.~~

~~“Transfer” of a share of Class B Common Stock shall mean any sale, offer to sell, assignment, transfer, conveyance, hypothecation, gift, pledge, mortgage or other transfer or disposition of such share or any legal or beneficial right or interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation and for the avoidance of doubt, (i) a Transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), (ii) the Transfer of, or entry into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise, (iii) the Transfer of a share of Class B Common Stock by a stockholder that is an entity to the beneficial or record owners of equity of such entity (unless otherwise explicitly permitted hereunder) or (iv) any Transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or by written consent, or the grant of a revocable proxy or consent given to any other person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations promulgated under the Exchange Act; (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; or (c) the fact that, as of October 5, 2016, or at any time after October 5, 2016, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction (excluding in connection with a divorce proceeding, domestic relations order or similar legal requirement, all of which shall constitute “Transfers”), so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.~~

~~“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.~~

~~ARTICLE VI~~

~~6.1~~5.1     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

~~6.2~~5.2     Number of Directors; Election; Term.

(a)      Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of ~~the~~a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized ~~directors~~directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

(b)      Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, ~~effective upon the closing date (the “Effective Date”) of the initial sale of shares of Class A Common Stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended,~~ the directors of the Corporation ~~shall be~~are divided into three classes ~~as nearly equal in size as is practicable, hereby~~, designated Class I, Class II and Class III. ~~The initial assignment of members of the Board of Directors~~

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~~to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date.~~ At each annual meeting of stockholders~~, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date~~, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding ~~his or her~~such person’s election and until ~~his or her~~such person’s respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c)     Notwithstanding the prior paragraph, (1) at the Corporation’s annual meeting of stockholders held in 2023 (the “2023 Annual Meeting”), the successors of the Class I directors whose terms expire at the 2023 Annual Meeting shall each be elected for a term expiring at the Corporation’s next annual meeting of stockholders; (2) at the corporation’s annual meeting of stockholders held in 2024 (the “2024 Annual Meeting”), the successors of the directors whose terms expire at the 2024 Annual Meeting (including, for the avoidance of doubt, the Class II directors and the successors of the directors elected at the 2023 Annual Meeting) shall each be elected for a term expiring at the Corporation’s next annual meeting of stockholders; and (3) at the Corporation’s annual meeting of stockholders held in 2025 (the “2025 Annual Meeting”) and at all annual meetings thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders. Commencing with the 2025 Annual Meeting, the classification of the Board of Directors of the corporation shall cease.

~~(c)~~(d) Notwithstanding the foregoing provisions of this Section ~~6.2~~5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until ~~his or her~~such person’s successor is duly elected and qualified or until ~~his or her~~such person’s earlier death, resignation, or removal.

~~(d)~~(e) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

~~6.3~~5.3     Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, ~~upon October 5, 2016, a~~any director or the entire board of directors may be removed from office by the stockholders of the Corporation ~~only for cause and only by the affirmative vote of the holders of at least 66⅔% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon~~in the manner provided in Section 141(k) of the DGCL.

~~6.4~~5.4     Vacancies and Newly Created Directorships. ~~Effective upon the conversion of all Class B Common Stock pursuant to Section 4.3(c) of ARTICLE IV and subject~~ Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided ~~in~~ by resolution of a majority of the ~~DGCL~~Whole Board, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled only by the affirmative vote of a majority of the ~~remaining members of the Board of Directors~~directors then in office, although less than a quorum, or by a sole remaining director, ~~at any meeting of the Board of Directors, and not by stockholders. Prior to such conversion, vacancies and newly created directorships may be filled by the remaining directors (though less than a quorum) or by the~~and not by stockholders. A person so elected to fill a vacancy or newly created directorship shall hold office ~~until~~for the ~~next election~~remaining term of the class, if any, for which such director shall have been ~~assigned by the Board of Directors~~elected and until ~~his or her~~such person’s successor shall ~~be~~have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

~~ARTICLE VII~~ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the Whole Board. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above and any other provision of this Amended and Restated Certificate of Incorporation ~~or any provision of law that might otherwise permit a lesser vote or no vote~~, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Amended and Restated Certificate of Incorporation or by any Preferred Stock certificate of designation, the Bylaws ~~may also be~~of the Corporation may not be adopted, amended, altered or repealed ~~and new Bylaws may be adopted by the affirmative~~

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~~vote of the holders of at least 66⅔% in voting power of the outstanding stock~~by the stockholders of the Corporation ~~entitled to vote thereon~~except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws.

~~ARTICLE VIII~~ARTICLE VII

~~8.1~~7.1     No Action by Written Consent of Stockholders. ~~Effective upon the conversion of all Class B Common Stock pursuant to Section 4.3(c) of ARTICLE IV and except~~Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by ~~written~~any consent in writing by such stockholders in lieu of a meeting. ~~Prior to such conversion, any action required or permitted to be taken by stockholders of the Corporation that could be effected at a duly called annual or special meeting of the stockholders may be effected by written consent in lieu of such meeting.~~

~~8.2~~7.2     Special Meetings. Except as otherwise required by statute or expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the affirmative vote of a majority of the Whole Board, the chairperson of the Board of Directors, the lead independent director, the chief executive officer or the president (in the absence of a chief executive officer), and the ability of the stockholders to call a special meeting is hereby specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. The Board of Directors, by the affirmative vote of a majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting of stockholders at any time, before or after the notice for such meeting has been sent to the stockholders.

~~8.3~~7.3     No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

~~8.4~~7.4     Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

~~ARTICLE IX~~ARTICLE VIII

~~9.1~~8.1     Limitation of Personal Liability. To the fullest extent permitted by the DGCL~~,~~ as ~~it presently~~the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

~~9.2~~8.2     Indemnification.

~~The~~Subject to any provisions in the Bylaws of the Corporation related to indemnification, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that ~~he or she~~such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

The Corporation shall have the power to indemnify, to the fullest extent permitted by ~~the DGCL, as it presently exists or may hereafter be amended from time to time~~applicable law, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that ~~he or she~~such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

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~~Any repeal or amendment of this ARTICLE IX by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this ARTICLE IX will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.~~

Neither any amendment, elimination nor repeal of any Section of this ARTICLE VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this ARTICLE VIII, shall eliminate or reduce the effect of this ARTICLE VIII in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE VIII, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

~~ARTICLE X~~ARTICLE IX

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

~~The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE X. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 66⅔% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Section 4.3 of ARTICLE IV, ARTICLE VI, ARTICLE VII, ARTICLE VIII or this ARTICLE X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).~~

Except as provided in Article VIII above, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation. Any amendment to this Amended and Restated Certificate that requires stockholder approval pursuant to the DGCL shall require the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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APPENDIX C - PROPOSED AMENDED & RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN

NUTANIX, INC.

AMENDED & RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated on        ,          )

1.	Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company’s intention is to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.	Definitions.

(a)	“Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.
(b)	“Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
(c)	“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(d)	“Board” means the Board of Directors of the Company.
(e)	“Change in Control” means the occurrence of any of the following events:
(i)	A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control.
Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change

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in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)	A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)	A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(g)	“Committee” means a committee of the Board appointed in accordance with Section 14 hereof.
(h)	“Common Stock” means the Class A common stock of the Company.
(i)	“Company” means Nutanix, Inc., a Delaware corporation, or any successor thereto.
(j)	“Compensation” means an Eligible Employee’s base straight time gross earnings, commissions, bonus and other incentive compensation, and payments for overtime. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(k)	“Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.
(l)	“Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.

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(m)	“Director” means a member of the Board.
(n)	“Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or for Eligible Employees participating in the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds 3 months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated 3 months and 1 day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator or the Company’s stock administration in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose Employees are participating in that Offering under the 423 Component. Each exclusion shall be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non- 423 Component without regard to the limitations of Treasury Regulation Section 1.423-2.
(o)	“Employer” means the employer of the applicable Eligible Employee(s).
(p)	“Enrollment Date” means the first Trading Day of each Offering Period.
(q)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(r)	“Exercise Date” means the first Trading Day on or after March 20 and September 20 of each Purchase Period. Notwithstanding the foregoing, the first Exercise Date under the Plan will be September 20, 2016.
(s)	“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price (or the closing bid, if no sales were reported) for such stock as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator; or
(iv)	For purposes of the Enrollment Date of the first Offering Period under the Plan, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock (the “Registration Statement”).
(t)	“Fiscal Year” means the fiscal year of the Company.

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(u)	“New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(v)	“Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(w)	“Offering Periods” means the periods of approximately 12 months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after March 20 and September 20 of each year and terminating on the first Trading Day on or after March 20 and September 20, approximately 12 months later; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company’s Registration Statement effective and will end on a date determined by the Administrator, and provided, further, that the second Offering Period under the Plan will commence on a date determined by the Administrator. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 19.
(x)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code in relation to the Company.
(y)	“Participant” means an Eligible Employee that participates in the Plan.
(z)	“Plan” means this Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan.
(aa)	“Purchase Period” means the approximately 6-month period commencing after one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period will commence on the Enrollment Date and end with the next Exercise Date.
(bb)	“Purchase Price” means an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 19.
(cc)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code in relation to the Company.
(dd)	“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(ee)	“U.S. Treasury Regulations” means the Treasury regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.	Eligibility.

(a)	First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period will be automatically enrolled in the first Offering Period.
(b)	Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date subsequent to the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5.
(c)	Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.

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(d)	Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4.	Offering Periods. The Plan will be implemented by overlapping Offering Periods with a new Offering Period commencing on the first Trading Day on or after March 20 and September 20 each year, or on such other date as the Administrator will determine; provided, however, that the first Offering Period under the Plan will commence with the first Trading Day on or after the date upon which the Company’s Registration Statement is declared effective by the Securities and Exchange Commission and end on a date determined by the Administrator, and provided, further, that the second Offering Period under the Plan will commence on a date determined by the Administrator. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided, however, that no Offering Period may last more than 27 months.

5.	Participation.

(a)	First Offering Period. An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 3(a) only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator (which may be similar to the form attached hereto as Exhibit A) to the Company’s designated plan administrator (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than 10 business days following the effective date of such S-8 registration statement or such other period of time as the Administrator may determine (the “Enrollment Window”). An Eligible Employee’s failure to submit the subscription agreement during the Enrollment Window will result in the automatic termination of such individual’s participation in the first Offering Period.
(b)	Subsequent Offering Periods. An Eligible Employee may participate in the Plan pursuant to Section 3(b) by (i) submitting to the Company’s stock administration office (or its designee), on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator.
6.	Contributions.

(a)	At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding 15% of the Compensation, which he or she receives on each pay day during the Offering Period; provided, however, that should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the subsequent Purchase Period or Offering Period. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b)	In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof; provided, however, that for the first Offering Period, payroll deductions will commence on the first pay day on or following the end of the Enrollment Window.
(c)	All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages only. A Participant may not make any additional payments into such account.
(d)	A Participant may discontinue his or her participation in the Plan as provided in Section 10. A Participant’s ability to change the rate of his or her Contributions may be set forth in policies approved by the Company’s stock administration from time to time. If a change in Contribution rate is permitted, a Participant may change the rate by (i) properly completing and submitting to the Company’s stock administration office (or its designee),

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on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator and the Company’s stock administration may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective in accordance with policies approved by the Company’s stock administration from time to time.
(e)	Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d), a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.
(f)	Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions (i) if payroll deductions are not permitted under Applicable Laws, (ii) if the Administrator determines that cash contributions are permissible for Participants participating in the Section 423 Component, or (iii) for Participants participating in the Non-423 Component.
(g)	At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
7.	Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than 1,000 shares of Common Stock (subject to any adjustment pursuant to Section 18) and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8.	Exercise of Option.

(a)	Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account which are not sufficient to purchase a full share will be ~~retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10~~ returned to the Participant. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

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(b)	If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.	Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.	Withdrawal.

(a)	A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Company’s stock administration may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b)	A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11.	Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan; however, no Participant shall be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any Option thereunder to fail to comply with Section 423 of the Code.

12.	Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall, with respect to Offerings under the 423 Component, apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

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13.	Stock.

(a)	Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be ~~11,529,531~~ 13,805,561 shares of Common Stock.
(b)	Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)	Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
14.	Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans and appendices to the subscription agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan shall govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Employees eligible to participate in each sub-plan will participate in a separate Offering or in the Non-423 Component, unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15.	Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.
16.	Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.
17.	Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
18.	Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

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(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c)	Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
19.	Amendment or Termination.

(a)	The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 18). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.
(b)	Without stockholder consent and without limiting Section 19(a), the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c)	In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)	amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii)	altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)	shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)	reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v)	reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Participants.

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20.	Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
21.	Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
22.	Code Section 409A. The Plan is intended to be exempt from the application of Code Section 409A, and, to the extent not exempt, is intended to comply with Code Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.
23.	Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of 20 years, unless sooner terminated under Section 19.
24.	Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
25.	Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).
26.	No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
27.	Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
28.	Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.
29.	Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value of the Common Stock on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

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     2022 PROXY STATEMENT     C-10

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Exhibit A

Amended & Restated 2016 Employee Stock Purchase Plan
Subscription Agreement

Original Application	Offering Date:

Change in Payroll Deduction Rate

1.	I hereby elect to participate in the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Plan.
2.	I hereby authorize payroll deductions from each paycheck in the amount of % of my Compensation on each payday (from 1 to 15%)during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)
3.	I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan.
4.	I understand that the Company may elect to terminate, suspend or modify the terms of the Plan at any time. I agree to be bound by such termination, suspension or modification regardless of whether notice is given to me of such event, subject in any case to my right to timely withdraw from the Plan in accordance with the Plan withdrawal procedures then in effect.
5.	I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.
6.	I understand that if I am a U.S. taxpayer participating in an offering under the Section 423 Component of the Plan and I dispose of any shares received by me pursuant to the Plan within two (2) years of the Offering Date (the first Trading Day of the Offering Period during which I purchased such shares) or one (1) year of the Exercise Date, I will be treated for U.S. federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price that I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of my shares and I will make adequate provision for U.S. federal, state, foreign or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year and one (1)-year holding periods, I understand that I will be treated for U.S. federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (b) 15% of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.
7.	I acknowledge that, regardless of any action taken by the Company or, if different, my employer (the “Employer”) with respect to any or all income tax, social security, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or the Employer. Furthermore, I acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan, including the grant of such options, the purchase and sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares, and (ii) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I am or become subject to Tax-Related Items in more than one jurisdiction, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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8.	Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from my wages or Compensation paid to me by the Company and/ or the Employer; or (2) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum rates, in which case I will receive a cash refund of any over-withheld amount not remitted to tax authorities on my behalf and will have no entitlement to the Common Stock equivalent. Finally, I agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.
9.	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
10.	The Subscription Agreement is governed by the internal substantive laws but not the choice of law rules of California. For purposes of any action, lawsuit or other proceedings brought to enforce the Subscription Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the state courts of Santa Clara County, California, or the United States District Court for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
11.	Notwithstanding any provision of this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan also shall be subject to the Additional Terms and Conditions for Non-U.S. Participants set forth in Appendix A attached hereto and any special terms and conditions for my country set forth in Appendix B attached hereto. Further, I understand that if I relocate to one of the countries included in Appendix B, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of this Subscription Agreement.
12.	The provisions of the Subscription Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
13.	I acknowledge that a waiver by the Company of breach of any provision of the Subscription Agreement shall not operate or be construed as a waiver of any other provision of the Subscription Agreement, or of any subsequent breach by me or any other participant.
14.	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying shares of Common Stock. I am hereby advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.
15.	I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.
Employee’s ID Number:

Employee’s Address:

I UNDERSTAND THAT MY PARTICIPATION UNDER THE TERMS OF THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME OR IF I CEASE TO BE AN ELIGIBLE EMPLOYEE.

Dated:

Signature of Employee

     2022 PROXY STATEMENT     C-12

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Appendix A

Amended & Restated 2016 Employee Stock Purchase Plan
Additional Terms and Conditions for Non-U.S. Participants

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan.

1.	Conversion of Payroll Deductions. I understand that if my payroll deductions or Contributions under the Plan are made in any currency other than U.S. dollars, such payroll deductions or Contributions will be converted to U.S. dollars on or prior to the Exercise Date using a prevailing exchange rate in effect at the time such conversion is performed, as determined by the Administrator. I understand and agree that neither the Employer nor the Company (nor any Parent, Subsidiary or Affiliate of the Company) will be liable for any foreign exchange rate fluctuation between my local currency and the U.S. dollar that may affect the amount of my Contributions, the value of the options granted to me under the Plan or the value of any amounts due to me under the Plan, including the amount of proceeds due to me upon the sale of any shares of Common Stock acquired under the Plan.
2.	Nature of Grant. By electing to participate in the Plan, I acknowledge, understand and agree that:
(a)	the Plan is established voluntarily by the Company and it is discretionary in nature;
(b)	all decisions with respect to future grants of options under the Plan, if any, will be at the sole discretion of the Company;
(c)	the grant of options under the Plan shall not create a right to employment or be interpreted as forming an employment contract with the Company, the Employer, or any other Parent, Subsidiary or Affiliate, and shall not interfere with the ability of the Company or the Employer, as applicable, to terminate my employment (if any);
(d)	I am voluntarily participating in the Plan;
(e)	the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)	the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)	unless otherwise agreed with the Company, the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of a Subsidiary or Affiliate;
(h)	the future value of the shares of Common Stock underlying the options granted under the Plan is unknown, indeterminable and cannot be predicted with certainty;
(i)	the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;
(j)	no claim or entitlement to compensation or damages shall arise from the forfeiture options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I otherwise am not entitled, I irrevocably agree never to institute a claim against the Company, the Employer, or any other Parent, Subsidiary or Affiliate, waive my ability, if any, to bring such claim, and release the Company, the Employer, and any other Parent, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I shall be deemed irrevocably to have agreed not to pursue such claim and I agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)	in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I no longer am actively employed by the Company or one of its Parents, Subsidiaries or Affiliates and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms

     2022 PROXY STATEMENT     C-13

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of my employment agreement, if any); the Company shall have the exclusive discretion to determine when I no longer am actively employed for purposes of my participation in the Plan (including whether I still may be considered to be actively employed while on a leave of absence); and
(l)	the grant of the option to purchase shares of Common Stock under the Plan and the benefits evidenced by the Subscription Agreement do not create any entitlement not otherwise specifically provided for in the Plan, or provided by the Company in its discretion, to have such rights or benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with a sale of substantially all of the Company’s assets or a merger of the Company in which the Company is not the surviving corporation.
3.	Data Privacy.

(a)	I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in the Subscription Agreement and any other Plan materials (“Data”) by and among, as applicable, the Employer, the Company and its Parents, Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that Data may include certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor.
(b)	I understand that Data will be transferred to such stock plan service provider as may be designated by the Company from time to time (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative.
(c)	I authorize the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or the Employer will not be adversely affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.
(d)	Finally, upon request of the Company or the Employer, I agree to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from me for the purpose of administering my participation in the Plan in compliance with the data privacy laws in my country, either now or in the future. I understand and agree that I will not be able to participate in the Plan if I fail to provide any such consent or agreement requested by the Company and/or the Employer.
4.	Compliance with Law. Notwithstanding any other provision of the Plan or the Subscription Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon purchase of shares under the Plan prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. I understand that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, I agree that the Company shall have unilateral authority to amend the Plan and the

     2022 PROXY STATEMENT     C-14

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Subscription Agreement without my consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.
5.	Language. If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
6.	Insider Trading. By participating in the Plan, I agree to comply with the Company’s policy on insider trading (to the extent that it is applicable to me). Further, I acknowledge that my country of residence also may have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on my ability to participate in the Plan (e.g., acquiring or selling shares of Common Stock) and that I am solely responsible for complying with such laws or regulations.
7.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on my participation in the Plan, on any shares of Common Stock purchased under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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     2022 PROXY STATEMENT     C-15

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Appendix B

Amended & Restated 2016 Employee Stock Purchase Plan
Country-Specific Provisions For Non-U.S. Participants

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan

Terms and Conditions

I understand that this Appendix B includes additional terms and conditions that govern the options to purchase shares of Common Stock granted to me under the Plan if I work or reside in one of the countries listed below. If I am a citizen or resident of a country other than the one in which I currently am working (or if I am considered as such for local law purposes), or if I transfer employment or residence to another country after enrolling in the Plan, I acknowledge and agree that the Company, in its discretion, will determine the extent to which the terms and conditions herein will be applicable to me.

Notifications

This Appendix B also includes information regarding securities laws, exchange controls and certain other issues of which I should be aware with respect to my participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of [DATE]. Such laws are often complex and change frequently. As a result, the Company recommends that I do not rely on the information in this Appendix B as the only source of information relating to the consequences of my participation in the Plan because the information included herein may be out of date at the time that I acquire shares of Common Stock under the Plan or subsequently sell such shares.

In addition, the information contained herein is general in nature and may not apply to my particular situation and the Company is not in a position to assure me of any particular result. Accordingly, I am advised to seek appropriate professional advice as to how the relevant laws in my country may apply to my individual situation.

Finally, if I am a citizen or resident of a country other than the one in which I currently am working or residing (or if I am considered as such for local law purposes), or if I transfer employment or residence to another country after options have been granted to me under the Plan, the information contained herein may not be applicable to me in the same manner.

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     2022 PROXY STATEMENT     C-16

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[NON-US DESIGNATED COMPANIES AND RELATED TERMS AND CONDITIONS TO COME IF THE ADMINISTRATOR APPROVES SUCH ENTITES AS DESIGNATED COMPANIES UNDER THE ESPP]

     2022 PROXY STATEMENT     C-17

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Exhibit B

Amended & Restated 2016 Employee Stock Purchase Plan
Notice of Withdrawal

The undersigned participant in the Offering Period of the Nutanix, Inc. Amended & Restated 2016 Employee Stock Purchase Plan that began on , (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

     2022 PROXY STATEMENT     C-18

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NUTANIX, INC.
1740 TECHNOLOGY DRIVE
SUITE 150
SAN JOSE, CA 95110

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NTNX2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92048-P80676 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NUTANIX, INC.

The Board of Directors recommends you vote FOR the following proposals and nominees:

	For	Against	Abstain
1. Approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.	☐	☐	☐
2. Approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to eliminate supermajority voting requirements.	☐	☐	☐
3. Approval of the amendment and restatement of our Amended and Restated Certificate of Incorporation to eliminate inoperative provisions and update certain other miscellaneous provisions.	☐	☐	☐
4. Election of three Class III directors to hold office until the annual meeting of stockholders to take place after the end of the fiscal year ending July 31, 2025.			
Nominees:			
4a. David Humphrey	☐	☐	☐
4b. Rajiv Ramaswami	☐	☐	☐
4c. Gayle Sheppard	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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D92049-P80676

NUTANIX, INC.
Annual Meeting of Stockholders
December 9, 2022 9:00 AM, PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Rajiv Ramaswami, Rukmini Sivaraman and Tyler Wall or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of NUTANIX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST, on December 9, 2022, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/NTNX2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side